Exhibit 2.1

Execution Version

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Dated

24 May 2024

between

SELLERS’ REPRESENTATIVE

and

METSERA, INC.

SECOND DEED OF AMENDMENT

to the share purchase agreement relating to Zihipp

Ltd originally entered into on 22 September 2023 as

amended on 4 March 2024

THIS DEED is made on 24 May 2024

BETWEEN

(1)	DR. GEORGE DUNSTAN COOKE, of [***] in his capacity as Sellers’ Representative pursuant to the SPA (as defined below) (“Sellers’ Representative”); and

(2)	METSERA, INC., Delaware corporation, whose principal office is at 1200 Morris, Turnpike, Suite 3005, Short Hills, NJ 07078, USA (the “Buyer”).

WHEREAS:

(A)

On 22 September 2023, the Sellers (as defined therein) and the Buyer entered into a share purchase agreement pursuant (the “Original SPA”) to which, among other things, the Sellers agreed to sell and the Buyer agreed to buy the entire issued share capital of Zihipp Ltd, as amended on 4 March 2024 pursuant to a deed of amendment entered into between the Sellers’ Representative and the Buyer (the “SPA”).

(B)

On 26 April 2024, the Buyer duly served a payment notice on the Sellers’ Representative in accordance with Paragraph 4.1 of Schedule 5 (Contingent Consideration) of the SPA in respect of the achievement of the Phase I SAD Development Milestone (the “Payment Notice”).

(C)

As at the date hereof, the Sellers’ Representative has not delivered the Draft Allocation Schedule in accordance with Clause 5 within [***] of the date of the Payment Notice. As a result, the parties have agreed to amend the SPA on and subject to the terms of this Deed to extend certain deadlines in respect of the Milestone Payments.

IT IS AGREED as follows:

1.	THIS DEED

1.1	This Deed is supplemental to, and should be read in conjunction with, and construed as one document with, the SPA.

1.2	Except where this Deed expressly states otherwise:

1.2.1	the capitalised terms used in this Deed shall, unless otherwise defined herein or the context otherwise requires, have the respective meanings ascribed to them in the SPA;

1.2.2	the principles of construction set out in clause 1 (Definitions and Interpretations) of the SPA apply also (where relevant to this Deed); and

1.2.3	unless the contrary intention is expressed, references in this Deed to a schedule, clause or paragraph will be a reference to that schedule, clause or paragraph in this Deed.

1.3	The parties agree and declare that this Deed shall constitute a “Transaction Document” for the purposes of, and in accordance with the definition of “Transaction Documents” in, the SPA.

2.	AMENDMENT

2.1

It is hereby irrevocably agreed and declared with effect from the date of this Deed that the SPA shall be amended in accordance with clause 18.2.1 of the SPA by the modifications set out in the blackline attached hereto as Schedule 1, where deletions to the Original SPA are shown in struck through text and additions are shown in underlined text, whereupon:

2.1.1	the SPA as amended by this Deed shall remain in full force and effect and each of the parties agrees it continues to be bound by the terms of the SPA as amended by this Deed;

1

2.1.2	any reference in the SPA to “this Agreement” shall, unless the context requires otherwise, be construed as a reference to the SPA as amended by this Deed; and

2.1.3	the rights and obligations of the parties thereto shall be governed by and construed in accordance with the provisions of the SPA as amended by this Deed.

2.2

The Buyer and the Sellers’ Representative acknowledge and agree that the modifications set out in Schedule 1 affect all Sellers equally and, in particular, do not adversely and disproportionately affect the rights, preferences and privileges of the Fund Sellers for the purposes of clause 18.2.1 of the SPA.

3.	WARRANTIES

3.1	The Buyer warrants to the Sellers’ Representative as follows:

3.1.1	it has the requisite power and authority to enter into and perform its obligations under this Deed;

3.1.2	this Deed constitutes binding obligations on it in accordance with its terms; and

3.1.3

the execution and delivery of, and performance by it of its obligations under this Deed will not result in a breach of any provision of its memorandum or articles of association (or equivalent constitutional documents in any other jurisdiction) or require the consent of any third party or parties.

3.2	The Sellers’ Representative warrants to the Buyer as follows:

3.2.1	he is the current Sellers’ Representative duly appointed pursuant to clause 16 of the SPA and that the appointment has not been revoked as at the date of this Deed; and

3.2.2	he is authorised to enter into this Deed in his capacity as Sellers’ Representative under the SPA.

4.	INCORPORATION OF TERMS

The provisions of clauses 18 (General), 19 (Notices) and 20 (Applicable Law and Jurisdictions) of the SPA will be deemed to be incorporated in this Deed as if set out in full in this Deed and as if references in those clauses to “this Agreement” were references to this Deed.

2

IN WITNESS of which this document has been executed and delivered as a deed on the date which first appears on page 1 above.

EXECUTED and DELIVERED as a DEED by METSERA, INC.

/s/ Chris Cox
Name: Chris Cox

Title: Chief Strategy Officer

(Deed of Amendment to Share Purchase Agreement)

SIGNED as a DEED by GEORGE DUNSTAN COOKE in the presence of a witness:	) ) )	/s/ George Dunstan Cooke

Witness Signature:		/s/ Sumitra Sarma

Witness Name:		Sumitra Sarma

Witness Address:		[***]

Witness Occupation:		[***]

(Deed of Amendment to Share Purchase Agreement)

SCHEDULE 1

AMENDED SHARE PURCHASE AGREEMENT

Private & Confidential

~~Execution Version~~

Amendments pursuant to second deed of amendment

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Dated      2023

Between

THE PERSONS LISTED IN PART B OF SCHEDULE 1

as Sellers

and

METSERA, INC.

as Buyer

SHARE PURCHASE AGREEMENT

FOR THE SALE AND PURCHASE OF

THE ENTIRE ISSUED SHARE CAPITAL OF

ZIHIPP LTD

TABLE OF CONTENTS

		Page

1.	DEFINITIONS AND INTERPRETATIONS	1

2.	SALE OF SHARES	20

3.	CONSIDERATION	21

4.	RETAINED WARRANTY CONSIDERATION	23

5.	ALLOCATION SCHEDULE	26

6.	COMPLETION STATEMENT	27

7.	COMPLETION	29

8.	TERMINATION OF INVESTMENT AGREEMENT	31

9.	WARRANTIES AND COVENANT	31

10.	PROTECTION OF GOODWILL	~~33~~34

11.	CONFIDENTIALITY	37

12.	ANNOUNCEMENTS	38

13.	POST-COMPLETION ARRANGEMENTS	39

14.	SET-OFF	~~38~~39

15.	COSTS, EXPENSES AND TAXES	42

16.	SELLERS’ REPRESENTATIVE	43

17.	PAYMENTS	44

18.	GENERAL	45

19.	NOTICES	48

20.	APPLICABLE LAW AND JURISDICTIONS	51

SCHEDULE 1 THE COMPANY, THE SUBSIDIARY AND SANPLENA		~~51~~52

	Part A The Company, the Subsidiary and SanPlena	~~51~~52

	Part B The Sellers	~~54~~53

SCHEDULE 2 COMPLETION OBLIGATIONS		~~56~~54

	Part A Sellers’ Obligations	~~56~~54

	Part B Buyer’s Obligations	~~58~~56

SCHEDULE 3 FUNDAMENTAL TITLE WARRANTIES		~~59~~57

SCHEDULE 4 LIMITATIONS ON LIABILITY		~~61~~59

SCHEDULE 5 CONTINGENT CONSIDERATION		~~65~~63

SCHEDULE 6 COMPLETION STATEMENT		~~89~~81

	Part A Left Deliberately Blank	~~89~~81

	Part B Preparation of the Completion Statement	~~90~~82

i

AGREED FORMS

Agreed Form “A”	~~Agreed Protocol~~

~~Agreed Form “B”~~	Allocation Schedule Template

Agreed Form “~~C~~B”	Board Minutes of the Company and the Subsidiary

Agreed Form “~~D~~C”	Bonus Letters

Agreed Form “~~E~~D”	Comfort Letters

Agreed Form “~~F~~E”	Data Room Index

Agreed Form “~~G~~F”	Disclosure Letter

Agreed Form “~~H~~G”	Employment Agreements

Agreed Form “~~I~~H”	Escrow Agreement

Agreed Form “~~J~~I”	Estimated Completion Statement

Agreed Form “~~K~~J”	Imperial Agreements

Agreed Form “~~L~~K”	Indemnity for Lost Share Certificates

Agreed Form “~~M~~L”	JV Change of Control Consent

Agreed Form “~~N~~M”	JV Operating Agreement

Agreed Form “~~O~~N”	JV Operating Agreement Amendment

Agreed Form “~~P~~O”	Letters of Resignation

Agreed Form “~~Q~~P”	Loan Note Instrument

Agreed Form “~~R~~Q”	Stock Transfer Forms

Agreed Form “~~S~~R”	Synthetic Executive Option Agreement

Agreed Form “~~T~~S”	Warranty Deed

Agreed Form “~~U~~T”	W&I Policy

ii

THIS AGREEMENT is made on      2023 between:

(1)	EACH OF THE PERSONS LISTED IN PART B OF SCHEDULE 1 (each a “Seller” and, collectively, the “Sellers”); and

(2)	METSERA, INC. a Delaware corporation, whose principal office is at 1200 Morris Turnpike, Suite 3005, Short Hills, NJ 07078, USA (the “Buyer”),

(together, the “parties” and each a “party”).

BACKGROUND

(A)	The Company is a private company limited by shares. Details of the Company are set out in Schedule 1.

(B)	Each Seller has agreed to sell and the Buyer has agreed to buy the Shares on the terms and subject to the conditions of this Agreement.

(C)	It is intended that the Buyer will buy the entire issued and to be issued share capital of the Company pursuant to the terms set out in this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	In this Agreement, the following words and expressions have the following meanings:

“Accounting Policies” means the requirements, accounting policies and accounting methods set out in Part B of Schedule 6;

“Affiliate” means:

(a)	in the case of a Person that is a body corporate, any subsidiary or parent company of that Person and any subsidiary of any such parent company, in each case, from time to time;

(b)	in the case of a Person who is an individual, any Family Member or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is a settlor;

(c)

in the case of a Person who is a limited partnership or Fund (i) any partner, general partner, trustee, nominee, custodian, operator or manager of, or investment adviser to such limited partnership or Fund; (ii) any Fund that has the same general partner, trustee, nominee, operator, manager or investment adviser as such limited partnership or Fund; (iii) any Fund that is advised, or the assets of which (or some material part thereof) are managed (whether solely or jointly with others), by such limited partnership or Fund; (iv) any Fund in respect of which such person or its general partner, investment advisers, manager, operator, nominee is a general partner, manager or investment adviser; or (v) any investors in a Fund that directly or indirectly hold an interest in such limited partnership or Fund;

(d)	in the case of [***], means [***];

“Agreed Form” means a form agreed between the Sellers’ Representative and the Buyer on or prior to the date of this Agreement, and for the purposes of identification initialled (or signed) or otherwise acknowledged in writing (including by email) as agreed form by or on behalf of the Sellers’ Representative and the Buyer or their respective legal advisers;

“Allocation Schedule” means an allocation schedule in the form of the Allocation Schedule Template;

“Allocation Schedule Template” means the pro forma “Allocation Schedule” in the Agreed Form;

“Announcement” has the meaning given to the term in Clause 12.1;

“Annual JV Payment” has the meaning set out in Paragraph 2.5(b)(iii) of Schedule 5;

“Annual JV Payment Date” has the meaning set out in Paragraph 2.5(b) of Schedule 5;

“Articles” means the Articles of Association of the Company, as adopted on 12 December 2019;

“Attorney” has the meaning given to such term in Clause 7.5;

“Balance Sheet Assets/Liabilities” means any assets and liabilities required to be set out on a balance sheet prepared in accordance with the Accounting Policies by any member of the Target Group provided, that, for clarity, for purposes of this definition the Balance Sheet Assets/Liabilities shall not include any External Indebtedness;

“Base Consideration” means US$ 30,000,000;

“Bonus Letters” means the bonus letters between the Company and each of the Bonus Recipients in the Agreed Form, dated on or around the date of this Agreement;

“Bonus Recipients” means [***];

“Business” means the businesses conducted by the Target Group and/or proposed to be conducted by the Target Group as of the date hereof;

“Business Day” means any day other than a Saturday, Sunday or any day on which the Federal Reserve Bank of New York is closed or that is a public or bank holiday in England or Abu Dhabi;

“Business Warranties” means the representations and warranties given by the Warrantors pursuant to clause 2 of the Warranty Deed and set out in Schedule 2 of the Warranty Deed that, for the avoidance of doubt, includes the Tax Warranties;

“Buyer’s Group” means the Buyer and any other body corporate which is from time to time a holding company of the Buyer, a subsidiary of the Buyer or a subsidiary of a holding company of the Buyer and references to “Buyer’s Group Company” and to “any member of the Buyer’s Group” shall be construed accordingly;

“Buyer’s Solicitors” means Ropes & Gray International LLP, 60 Ludgate Hill, London EC4M 7AW, UK;

“Cash” means all cash held by any Target Group Company and all balances of any Target Group Company with any bank or other financial institution but excluding:

(a)	any amounts required to satisfy drawn but not presented cheques or equivalent; and

(b)

cash held as a result of (i) creditors of any Target Group Company not being paid in the Ordinary Course of Trading or (ii) debt collections having been collected in advance of when they would otherwise have been collected in the Ordinary Course of Trading due to actions by the Target Group;

“C.F.R.” means the US Code of Federal Regulations, as amended;

“Change of Control Payment” means: (a) any bonus, severance or other payment or other form of compensation that is created, accelerated, accrues or becomes payable by any Target Group Company to any present or former shareholder (subject to Clause 9.1.4), director, officer, employee or independent contractor thereof, including pursuant to any employment agreement, benefit plan, any other Contractual Obligation, the Bonus Letters or the Synthetic Executive Option Agreement and including any Taxes payable on or triggered by any such payment which is the liability of a Target Group Company and not deducted from an amount taken into account in (a); and (b) without duplication of any amount included within the definition of Company Transaction Expenses, any other payment, expense or fee that accrues or becomes payable by any Target Group Company to any Governmental Authority or other Person under any Legal Requirement or Contractual Obligation, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals, in the case of each of (a) and (b), as a result of the execution and delivery of this Agreement or any ancillary document or the consummation of the transactions contemplated by the Transaction Documents that is paid or payable by any Target Group Company and, together with any Tax incurred, paid or payable by a Target Group Company in respect of such amounts, but excluding in all circumstances any amount that is created, accelerated, accrues or becomes payable as a result of any action or omission of the Buyer or the Buyer’s Group or, after Completion, any member of the Target Group;

“Claim” means any claim by the Buyer pursuant to Clause 9 or clause 2 of the Warranty Deed in connection with or arising from a Business Warranty, but excluding a Fundamental Warranty Claim or a Tax Warranty Claim, or a Tax Covenant Claim;

“Comfort Letters” means the OC Comfort Letter and the Zihipp Comfort Letter;

“Companies Act” means the Companies Act 2006;

“Company” means Zihipp Ltd, details of which are set out in Part A of Schedule 1;

“Company In-Licensed IP Rights” has the meaning set out in the definition of Inbound IP Contracts;

“Company IP Rights” means all Intellectual Property Rights owned, licensed, purported to be owned or licensed, used or held for use by or on behalf of the Target Group Companies or used by the Target Group Companies in the Business, including all Company Owned IP Rights and all Company In-Licensed IP Rights;

“Company Owned IP Rights” means the Intellectual Property Rights solely or jointly owned by the Target Group Companies;

“Company Peptides” means [***];

“Company Product” means [***];

“Company Transaction Expenses” means all costs, fees, expenses and liabilities (including indemnities) incurred by any Seller or, prior to Completion, any member of the Target Group in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents or in connection with or in anticipation of any alternative transactions considered by the Company (including any legal costs, or Financial Advisor Fee) to the extent such costs, fees, expenses and liabilities are legally required to be paid or are incurred or owing (but unpaid) by any Target Group Company, together with any irrecoverable VAT incurred, paid or payable in respect of such amounts, but excluding any Change of Control Payments;

“Completion” means completion of the sale and purchase of the Shares in accordance with this Agreement;

“Completion Balance Sheet Assets/Liabilities” the amount of Balance Sheet Assets/Liabilities of the Target Group as at the Completion Date as shown in the Completion Statement;

“Completion Cash” the amount of Cash as at the Completion Date as shown in the Completion Statement;

“Completion Change of Control Payments” the amount of Change of Control Payments of the Target Group as at the Completion Date as shown in the Completion Statement;

“Completion Company Transaction Expenses” the amount of Company Transaction Expenses as at the Completion Date as shown in the Completion Statement;

“Completion Date” means the date on which Completion occurs, being the date of this Agreement (or such other date as the Buyer and the Sellers’ Representative may agree in accordance with Clause 7 or otherwise in writing);

“Completion External Indebtedness” the amount of External Indebtedness of the Target Group as at the Completion Date as shown in the Completion Statement;

“Completion Payment” has the meaning given to such term in Clause 3.7;

“Completion Statement” the statement prepared in accordance with Clause 6 and Schedule 6 (Completion Statement), which shall include the items set out in Clause 5.1, and agreed, deemed agreed or determined (as the case may be) pursuant to Clause 6;

“Completion Statement Release Date” means the [***] after the date on which the Completion Statement is agreed, deemed agreed, or finally determined under Clause 6 (as the case may be);

“Confidential Information” means all information that is used in or otherwise relates to the Target Group, its Business, financial or other affairs, including information relating to:

(a)	its financial or other affairs, including information relating to the prospective marketing of products, including market share statistics, prices, market research reports and surveys;

(b)	Know-How (including trade secrets and all technical information in relation to products and processes) included in the Company IP Rights;

(c)	future projects, business development or planning, commercial relationships and negotiations; or

(d)	the Transaction Documents, the terms thereof, or the transactions contemplated herein;

“Confidentiality Agreement” means the mutual confidential disclosure agreement dated May 13, 2023 between the Buyer and the Company, pursuant to which the parties made available certain Confidential Information available to each other in connection with the proposed Transaction;

“Consideration” has the meaning given in Clause 3.1;

“Contingent Consideration” means:

(a)	the Development Milestone Payments;

(b)	the Regulatory Milestone Payments;

(c)	the Commercial Milestone Payments;

(d)	the Net Sales Payments;

(e)	the Net Receipts Payments; and

(f)	the JV Milestone Payments;

“Contingent Consideration Deductions” means (i) any applicable Executive Tax Amounts, (ii) any Tax, (iii) any Synthetic Executive Option Deduction, (iv) any Change of Control Payments or (v) any Company Transaction Expenses, in each case in respect of such Consideration and arising in respect of the payment of the relevant Contingent Consideration and as has not been otherwise recovered from or paid by or on behalf of any Seller (whether by deduction, set-off or otherwise);

“Contractual Obligation” means with respect to any Person, any written or oral contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other legally enforceable commitment, promise, undertaking, obligation, arrangement, instrument or understanding, whether written or oral, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, asset, business, operation or right of such Person is subject or bound;

“Control” (including the terms “Controlling”, “Controlled by” and “under Common Control”) means the power to direct the management and policies of a person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise;

“Covenantors” means [***];

“Data Room” means the electronic data room hosted on Microsoft SharePoint by the Company under the name “Metsera data room”, made available as at [***], the contents of which are set out in the Data Room Index and are contained on a USB stick to be delivered to the Buyer on or about the date of this Agreement, and references to “Folders” and “Documents” shall be construed as references to the folders of the data room and documents uploaded to the data room;

“Data Room Index” means the index of the contents of the Data Room in the Agreed Form;

“DC Consultancy Agreement” means the consultancy agreement between [***];

“Disclosed” means fully, fairly and accurately disclosed (in the absence of any fraud, dishonesty or deliberate misstatement or concealment on the part of the Sellers or any of their agents, officers or employees) in such a manner and in such detail as to enable the Buyer to make an informed and accurate assessment of the matter concerned and “Disclose” and “Disclosure” shall be construed accordingly;

“Disclosure Letter” means the letter dated the date of this Agreement from the Warrantors to the Buyer, making Disclosures against [***] (other than as set out in paragraphs 1 and 2 of Schedule 2 of the Warranty Deed), receipt of which has been acknowledged by the Buyer;

“Draft Allocation Schedule” has the meaning set out in Clause 5.1;

“Effective Time” has the meaning set out in Paragraph 2.3 of Part B of Schedule 6;

“EMA” means the European Medicines Agency (or any successor Governmental Authority having substantially the same functions);

“Employment Agreements” means the employment agreements between the Company and [***] in the Agreed Form;

“Encumbrance” means a mortgage, pledge, charge (whether fixed or floating), lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, license, covenant, option, right of first offer or refusal, collateral security arrangement, conditional or instalment sales agreement, lien, encumbrance or other restriction of any kind (other than those created under applicable securities laws), other encumbrance or security interest of any kind, or another type of preferential arrangement (including a title transfer or retention arrangement) having similar effect or any agreement, whether conditional or otherwise to create any of the foregoing;

“Escrow Account” means the deposit account operated by the Escrow Agent in accordance with the Escrow Agreement;

“Escrow Agent” means Shieldpay Trustee Services Limited;

“Escrow Agreement” means the agreement in the Agreed Form between the Escrow Agent, the Buyer and the Sellers’ Representative concerning the setting up and operation by the Escrow Agent of the Escrow Account;

“Estimated Balance Sheet Assets/Liabilities” means the estimate of the Completion Balance Sheet Assets/Liabilities set out in the Estimated Completion Statement;

“Estimated Cash” means the estimate of the Completion Cash set out in the Estimated Completion Statement;

“Estimated Change of Control Payments” means the estimate of the Completion Change of Control Payments set out in the Estimated Completion Statement;

“Estimated Company Transaction Expenses” means the estimate of the Completion Company Transaction Expenses set out in the Estimated Completion Statement;

“Estimated Completion Statement” means an estimate of the Completion Statement in the Agreed Form which shall include the Estimated Consideration and the items set out in Clause 3.6;

“Estimated Consideration” as the meaning set out in Clause 3.6;

“Estimated External Indebtedness” means the estimate of the Completion External Indebtedness set out in the Estimated Completion Statement;

“Excess Coverage Claim” means any Claim, Fundamental Warranty Claim, Tax Warranty Claim, Tax Covenant Claim (other than an Executive Tax Indemnity Claim) or any other claim by the Buyer against the Sellers under this Agreement or the Warranty Deed that would be covered by the W&I Policy to the extent it is not covered by the W&I Policy solely because the amount of such Claim, Fundamental Warranty Claim, Tax Warranty Claim, Tax Covenant Claim (other than an Executive Tax Indemnity Claim) or claim under this Agreement or the Warranty Deed when aggregated with all other Claim, Fundamental Warranty Claim, Tax Warranty Claim, Tax Covenant Claim (other than an Executive Tax Indemnity Claim) or claims under this Agreement or the Warranty Deed (as applicable) which are covered by the W&I Policy, is in excess of US$ [***];

“Excluded Warranties” means the Warranties and/or Tax Warranties to the extent they are excluded or any part of the Warranties and/or Tax Warranties that is partially excluded pursuant to the W&I Policy, in each case under the Exclusions;

“Excluded Warranty Claim” means any claim(s) and/or Claim(s) (as applicable) by the Buyer arising from any breach of the Excluded Warranties;

“Excluded Tax Claim” means a claim arising from any breach of any provision of the Tax Covenant which is excluded or any part of the Tax Covenant which is partially excluded pursuant to the W&I Policy, in each case under the Exclusions;

“Excluded Claim” means an Excluded Warranty Claim or Excluded Tax Claim;

“Exclusions” means any exclusions (i) under clause 6 of the W&I Policy, and/or (ii) the exclusions or amendments in Appendix 2 (Cover Spreadsheet) of the W&I Policy and/or (iii) otherwise pursuant to the terms of the W&I Policy, other than (in respect of (iii)) any exclusion which arises as a direct result of any act or omission of the Buyer in breach of the W&I Policy, including without limitation non-payment of the premium or any failure by the Buyer to comply with any terms of the W&I Policy (including the provisions relating to non-disclosure in clause 7 of the W&I Policy and claims notifications in Part E of the W&I Policy);

“Executive Tax Amount” means the amount of any income Tax, payroll Tax (including for the avoidance of doubt, and in each case only to the extent permitted by applicable law, Medicare tax or healthcare contributions, employee and employer’s social security contributions or pension, or their equivalent in the relevant jurisdiction (including but not limited to, in the United Kingdom and Germany, national insurance contributions and apprenticeship levy)) for which a Target Group Company is required by applicable law to account on behalf or in respect of: (i) a Seller in connection with a payment of Consideration or (ii) a Synthetic Executive Optionholder in connection with the payment of a Synthetic Executive Option Deduction;

“Executive Tax Indemnity Claim” means a Tax Covenant Claim or Tax Warranty Claim in respect of any Executive Tax Amount, including arising under paragraph 2.1(h) of Schedule 3 (Tax Matters) of the Warranty Deed;

“External Indebtedness” means the aggregate amount of the Financial Indebtedness owed by the Target Group Companies (together with the termination value of such Financial Indebtedness, any accrued interest and the marked to market value of any derivative transaction entered into for protection against any rate or, as applicable, the amount due as a result of termination or close-out of that derivative transaction) to a third party (other than another Target Group Company);

“Event” means any transaction, event, circumstance, action or omission, including, without limitation, any change in the residence of any person for the purposes of any Tax and shall also include Completion;

“Family Member” means, with respect to any individual: (a) such Person’s spouse or civil partner; (b) each parent, brother, sister or child of such Person or such Person’s spouse; (c) the spouse of any Person described in limb (b) above; (d) each child of any Person described in limbs (a), (b) or (c) above; (e) each trust created for the benefit of one or more of the Persons described in limbs (a) through (d) above; and (f) each custodian or guardian of any property of one or more of the Persons described in limbs (a) through (e) above in his or her capacity as such custodian or guardian;

“FDA” means the United States Food and Drug Administration (or any successor Governmental Authority having substantially the same functions);

“Final Allocation Schedule” has the meaning set out in Clause 5.3;

“Financial Advisor Fee” means the amount payable by the Target Group to any financial advisor or any strategic advisor in the form of commissions, bonuses or any incentive or performance payments in connection with the Transaction;

“Financial Indebtedness” means any indebtedness of any member of the Target Group, including (without limitation) for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any liability in respect of finance leases, hire purchase agreements or asset purchase agreements;

(c)	the issue of bonds, notes, debentures, loan notes or other instruments with a debt-like return or any other interest bearing liabilities;

(d)	any liability or any counter-indemnity obligation in respect of any guarantee, letter of credit, bond or indemnity;

(e)

the marked to market value of any derivative transaction entered into for protection against any rate or, as applicable, the amount due as a result of termination or close-out of that derivative transaction;

(f)	any amount raised under any other transaction (including, without limitation, any forward sale or purchase, sale and sale back or sale and leaseback) which has the commercial effect of a borrowing; or

(g)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis),

and shall include, in each case, all interest, fees, penalties and costs associated with the relevant indebtedness but, for the avoidance of doubt, shall exclude (i) all trade credit incurred from suppliers in the Ordinary Course of Trading, (ii) all Change of Control Payments and (iii) all Company Transaction Expenses;

“Fund” means any fund, bank, company, unit trust, investment trust, investment company, limited, general or other partnership, industrial provident or friendly society, collective investment scheme, investment professional, pension fund, insurance company, authorised person under the Financial Services and Markets Act 2000 or body corporate or other entity, in each case the assets of which are managed professionally for investment purposes;

“Fundamental Business Warranties” means the representations and warranties contained in paragraphs 1.4 (Capacity and Authority of the Warrantors), 2.1, 2.3, 2.4 (The Shares and Share Capital), 3.2 (Statutory Books), 4.4 (Subsidiaries and Associated Companies), 4.12, 7 (Accounts), 11.1 (Material Agreements) and 14 (Intellectual Property) of Schedule 2 of the Warranty Deed;

“Fundamental Business Warranty Claim” means a claim by the Buyer pursuant to Clause 9 or clause 2 of the Warranty Deed in connection with or arising from: (i) the Fundamental Business Warranties; and (ii) any other Business Warranties to the extent that the claim arises in connection with any agreement or arrangement relating to any Target Group Company or the Business between (a) any Target Group Company or any current or former director, officer, employee, consultant, independent contractor or shareholder of a Target Group Company and (b) Imperial College and/or its current or former Affiliates, including (but not limited to) the Imperial Agreements;

“Fundamental Title Warranties” means the representations and warranties given by each Seller pursuant to Clause 9.1 and as set out in Schedule 3;

“Fundamental Title Warranty Claim” means a claim by the Buyer pursuant to Clause 9 in connection with or arising from the Fundamental Title Warranties;

“Fundamental Warranties” means the Fundamental Title Warranties and the Fundamental Business Warranties;

“Fundamental Warranty Claim” means a claim by the Buyer pursuant to Clause 9 or clause 2 of the Warranty Deed or in connection with or arising from the Fundamental Warranties, including any Fundamental Title Warranty Claim and any Fundamental Business Warranty Claim;

“Fund Seller” means each of [***] and [***];

“Governmental Authority” means any United Kingdom, European Union, United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority, or any other authority, agency, body, department, board or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any mediator, arbitrator or arbitral body, or such Governmental Authorities as FDA, the EMA, or the MHRA;

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Authority;

“Gross Sum” has the meaning set out in Clause 3.3;

“Imperial Agreements” means the Imperial Novation Agreement, Imperial Data Access Agreement, Imperial Option Agreement and the Imperial Licence Agreement;

“Imperial College” means Imperial College of Science, Technology and Medicine incorporated in England and Wales by Royal Charter RC000231;

“Imperial Data Access Agreement” means the data access agreement between (1) the Company and (2) Imperial College originally dated 6 June 2019 and as varied on 28 July 2022 in the Agreed Form;

“Imperial Licence Agreement” means the amended and restated licence agreement between (1) the Company and (2) IP2IPO Innovations Limited, dated 7 June 2023 in the Agreed Form;

“Imperial Novation Agreement” means the novation agreement between (1) the Company, (2) Imperial Innovations Limited and (3) Imperial College, dated 28 February 2019 in the Agreed Form;

“Imperial Option Agreement” means the amended and restated option agreement between (1) the Company and (2) IP2IPO Innovations Limited, dated 10 August 2023 in the Agreed Form;

“Inbound IP Contracts” means each written Contractual Obligation under which a Target Group Company is granted a license or other right to use any Company IP Rights by any Person besides a Target Group Company (such Intellectual Property Rights, the “Company In-Licensed IP Rights”);

“Indemnity for Lost Share Certificates” has the meaning set out in Paragraph 1.1(a), Part A of Schedule 2;

“Initial Set-Off Amount” has the meaning set out in Clause 14.1;

“Intellectual Property Rights” means all rights, title and interests in and to all intellectual property rights of every kind and nature however denominated and rights in confidential information, throughout the world, including:

(a)	Patent Rights, copyrights, mask work rights, confidential information, Know-How, database rights, rights in designs, invention disclosures and all other proprietary rights in embodiments;

(b)	trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith;

(c)	domain names and social media accounts;

(d)	rights of privacy and publicity and moral rights; and

(e)	any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, administrative rights, and contractual rights in any of the foregoing (a)-(d);

“Investment Agreement” means the investment agreement in respect of the Company dated 12 December 2019, as amended, varied, supplemented or replaced from time to time;

[***]

“Know-How” means any and all trade secrets and other proprietary information, ideas, know-how, inventions and materials, including records, discoveries, improvements, modifications, processes, techniques, methods, assays, chemical or biological materials, designs, protocols, formulas, data (including physical data, chemical data, toxicology data, animal data, raw data, clinical data and analytical and quality control data), dosage regimens, control assays, product specifications, formulations, formulae and manufacturing information, information regarding research materials and reagents and compositions of matter, marketing, pricing and distribution costs, algorithms, technology, forecasts, profiles strategies, plans, and results in any form whatsoever (in each case, patentable, copyrightable or otherwise), including any tangible embodiment of the foregoing;

“Lead Product” means [***];

“Legal Requirement” means any United Kingdom or United States federal, state or local or any foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Governmental Order, or any Permit granted under any of the foregoing, or any similar provision having the force or effect of law;

“Letters of Resignation” has the meaning set out in Paragraph 1.2, Part A of Schedule 2;

“Loan Notes” means the loan notes issued pursuant to a Loan Note Instrument;

“Loan Note Instrument” means a loan note instrument in the Agreed Form, as may be amended, supplemented or restated from time to time with the prior written agreement of the Buyer and the Sellers’ Representative;

“Loss” or “Losses” means all losses, liabilities, damages, interest, fines, penalties and any reasonably and properly incurred costs (including reasonable legal and other professional costs, fees and expenses, including fees and expenses incurred in enforcing the relevant party’s rights under this Agreement), charges, expenses, actions, proceedings, claims and demands, together with any irrecoverable VAT thereon;

“Material Contracts” means: (i) any Contractual Obligation to which the Company or any member of the Target Group is a party and that is material to the continued operation of the Business, including but not limited to (a) the Imperial Agreements or any other Contractual Obligations with Imperial College or its current or former Affiliates, and (b) as set out in paragraph 11.1(f) of Schedule 2 of the Warranty Deed; and (ii) any Contractual Obligations to which the Company or any member of the Target Group is a party with SanPlena, including the JV Operating Agreement and the JV License Agreement;

“Maximum Uninsured Liability Amount” means US$ [***];

“MHRA” means the United Kingdom’s Medicines and Healthcare products Regulatory Agency (or any successor agency having substantially the same functions);

“Milestone Payments” has the meaning set out in Schedule 5;

“Negative Adjustment” means the amount (if any) by which the Estimated Consideration exceeds the Upfront Payment;

“Net Receipts Payments” has the meaning set out in Paragraph 3.2 of Schedule 5;

“Net Sales Payments” has the meaning set out in Paragraph 3.1 of Schedule 5;

“Non-Rollover Seller” means any Seller that is not a Rollover Seller;

“Notified Claim” has the meaning set out in Clause 4.3;

“Notified Claim Amount” has the meaning set out in Clause 4.3;

“OC Comfort Letter” means the letter dated on or around the date of this Agreement from Osborne Clarke to the Buyer in the Agreed Form;

“Ordinary Course of Trading” means an action taken by any Person in the ordinary course of such Person’s trading that is consistent with the past customs and practices of such Person;

“Ordinary Shares” means the 1,077,994 ordinary shares of £0.0001 each in the capital of the Company;

“Other Product” means [***];

“Patent Rights” means, in any jurisdiction, any and all issued patents and pending patent applications, including all issued letter and design patents, reissued or re-examined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, all published and unpublished non-provisional and provisional patent applications, reissue applications, re-examinations, invention disclosures and records of invention, international (PCT) applications, substitutions, continuation applications, continuation-in-part applications, requests for continued examination, divisional applications and patent term extension applications (including supplementary protection certificates);

“Paying Agent”means Shieldpay Trustee Services Limited;

“Paying Agent Bank Account” means the bank or building society account set up by the Paying Agent in connection with Completion, as set out in the applicable Allocation Schedule delivered in connection with the Completion or any other bank or building society accounts otherwise identified by the Sellers’ Representative in writing to the Buyer;

“Permit” means a permit, authorisation, licence, consent, approval, certificate, qualification, specification, registration, declaration, listing, waiver, order, application, clearance, Review Board opinion or other similar authorisation and/or a filing of a notification, report or assessment necessary in any jurisdiction for the proper and efficient operation of any Target Group Company’s business, its ownership, possession, occupation or use of an asset;

“Person” has the meaning given in Clause 1.2.5;

“Positive Adjustment” means the amount (if any) by which the Upfront Payment exceeds the Estimated Consideration;

“Proportionate Share” means a Seller’s proportionate allocation of Consideration as set out against such Seller’s name in column (4) (Proportionate Share (%)) of Part B of Schedule 1;

“R&D Claim” means any Relief (other than a R&D Tax Credit) claimed in respect of expenditure on research and development under Part 13 Corporation Tax Act 2009;

“R&D Tax Credits” means any amount paid or payable by any Tax Authority (whether by way of actual payment or set-off) in respect of research and development tax credits under Part 13 Corporation Tax Act 2009 or R&D expenditure credits under Chapter 6A of Part 3 Corporation Tax Act 2009;

“Relief” means any loss, right to a repayment of Tax, relief, allowance or credit in respect of any Tax and any deduction in computing Income, Profits or Gains for the purposes of any Tax;

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, independent contractor, advisor, or other duly appointed representative of such Person, including legal counsel, accountants, and financial advisors;

“Retained Completion Statement Consideration” means the portion of the Upfront Payment retained on Completion in an amount equal to [***] and then payable in accordance with Clause 6.1;

“Retained Warranty Consideration” means an amount equal to the Maximum Uninsured Liability Amount;

“Retained Warranty Consideration Payment Date” means the date occurring [***] from the Completion Date;

“Review Board” means any domestic or foreign institutional review board, privacy board or research ethics committee responsible for providing an opinion on the ethics of any clinical trial involving the Company Products;

“Review Period” has the meaning given to such term in Clause 6.3;

“Revised Amount” has the meaning set out in Clause 3.3;

“Rollover Seller” means any Seller identified as a “Rollover Seller” in Schedule 1;

“SanPlena” means SanPlena, LLC, the joint venture constituted by the JV Operating Agreement;

“SanPlena Qualified Warranties” means the Warranties set out in paragraphs 1.5, 1.6, 4.3, 4.5, 4.10, 5.1, 11.1(a – e), 13, 17.4(a) and (b), 19.3, 19.4, 19.5 and 20 of Schedule 2 of the Warranty Deed;

“SanPlena Title Warranty” means the Warranty set out in paragraph 4.12 of Schedule 2 of the Warranty Deed;

“SanPlena Warranties” means the SanPlena Qualified Warranties and the SanPlena Title Warranty;

“Second Product” means [***];

“Sellers” has the meaning set out in the parties Paragraph (1);

“Seller’s Group” means in respect of a Seller, its Affiliates from time to time (excluding any Target Group Company) and reference to a “a member of the Seller’s Group” shall be construed accordingly;

“Sellers’ Representative” means [***] or any other representative of the Sellers appointed from time to time pursuant to Clause 16;

“Sellers’ Solicitors” means Osborne Clarke LLP, 3 Forbury Place, 23 Forbury Road, Reading, RG1 3JH, UK;

“Settled Claim”has the meaning set out in Clause 4.2;

“Set-Off Claim” has the meaning set out in Clause 14.1;

“Set-Off Objection Notice” has the meaning set out in Clause 14.2;

“Set-Off Objection Period” has the meaning set out in Clause 14.3;

“Shares” means the Ordinary Shares and any other shares in the capital of the Company from time to time;

“Statutory Register” means the statutory registers of the Company, including the register of members recording all of the holders of all of the Shares in the Company as set out in Folder 1(b) in the Data Room;

“Stock Transfer Form” has the meaning set out in Paragraph 1.1(a), Part A of Schedule 2;

“Subsidiary” means the direct subsidiary of the Company, namely Zihipp, Inc., details of which are set out in Part A of Schedule 1;

“Synthetic Executive Optionholder” means the person who is entitled to receive a payment as a result of a payment of Consideration pursuant to the Synthetic Executive Option Agreement, being [***];

“Synthetic Executive Option Agreement” means the agreement between the Company and the Synthetic Executive Optionholder in respect of the payment of the applicable portion of the Synthetic Executive Option Deduction in the Agreed Form;

“Synthetic Executive Option Deduction” means an amount equal to the amount payable to the Synthetic Executive Optionholder pursuant to the Synthetic Executive Option Agreement;

“Target Group” means the Company and the Subsidiary and references to “Target Group Company”, “Target Group Companies” and “member of the Target Group” shall be construed accordingly;

“Tax”, “Taxes” or “Taxation” means:

(a)

all taxes, levies, duties and imposts and any charges, deductions or withholdings in the nature of tax including taxes on gross or net Income, Profits or Gains and taxes on receipts, sales, use, occupation, development, franchise, employment and social security contributions (including Medicare tax), national insurance contributions (including for the avoidance of doubt in the United Kingdom apprenticeship levy), value added and personal property tax, regardless of whether any such taxes, levies, duties, imposts, charges, deductions, withholdings, penalties, fines and interest are chargeable directly or primarily against, or attributable directly or primarily to, a Target Group Company or any other person and of whether any amount in respect of any of them is recoverable from any other person; and

(b)

any payment which a Target Group Company is liable to make to a Tax Authority as a result of having claimed a credit in relation to any Tax falling within paragraph (a) which was in excess of the amount properly claimable or in order to appeal or contest any Tax Claim and any other payment on account of Tax falling within paragraph (a), together with all penalties, charges and interest relating to any of them;

“Tax Authority” means any taxing, revenue or other authority (whether within or outside the United Kingdom) competent to impose any liability to, or assess or collect, any Tax falling with paragraph (a) of the definition of Tax;

“Tax Claim” means the issue of any notice, letter or other document by or on behalf of any Tax Authority or other person or the taking of any other action by or on behalf of any Tax Authority or other person or the occurrence of any other Event from which notice, letter, document, action or Event it appears either that a Tax Liability or other liability for which the Sellers are liable under this Agreement, the Tax Warranties or the Warranty Deed may be imposed on a Target Group Company or for breach of the Tax Warranties;

“Tax Covenant” means the covenant given under paragraph 2 of Schedule 3 to the Warranty Deed;

“Tax Covenant Claim” means a claim under the Tax Covenant and which shall include any claim against a Seller as a result of the operation of Clause 9.4;

“Tax Liability” has the meaning given in paragraph 1.2 of Schedule 3 of the Warranty Deed;

“Tax Warranty” means any Warranty in so far as it relates to Tax, including those Warranties set out at paragraphs 23 and 24 of Schedule 2 of the Warranty Deed;

“Tax Warranty Claim” means a claim under the Tax Warranties;

“Third Parties” has the meaning set out in Clause 18.9.1;

“Transaction” means the transactions contemplated by the Transaction Documents;

“Transaction Documents” means this Agreement, the Warranty Deed, the Disclosure Letter and the Agreed Form documents;

“Uninsured Claim” means an Excluded Claim and/or an Excess Coverage Claim (as applicable);

“United Kingdom” or “UK” means the United Kingdom of Great Britain and Northern Ireland;

“Upfront Payment” has the meaning set out in Clause 3.8;

“VAT” means:

(a)	any United Kingdom value added tax imposed pursuant to the Value Added Tax Act 1994; or

(b)	any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); or

(c)

any other Tax of a similar nature, whether imposed by the United Kingdom or a member state of the European Union in substitution for, or levied in addition to, such Taxes referred to in paragraphs (a) and (b) above, or imposed elsewhere;

“Warranties” means the Fundamental Warranties and the Business Warranties;

“Warrantors” [***];

“Warranty Deed” means the deed in the Agreed Form to be entered into by the Warrantors and the Buyer on or around the date hereof;

“W&I Excess Insurer” means Markel International Insurance Company Limited;

“W&I Insurer” means Icen Risk Limited;

“W&I Policy” means (i) the warranty and indemnity liability policy of insurance in the Agreed Form with policy number [***] issued by the W&I Insurer and (ii) the excess warranty and indemnity liability policy of insurance in the Agreed Form with policy number [***] issued by the W&I Excess Insurer, in favour of the Buyer on the date of this Agreement and relating to claims under this Agreement or the Warranty Deed;

“W&I Policy Seller Cost” means all costs, expenses and taxes associated with the W&I Policy less US$ [***], being an amount equal to US$ [***];

“Withholding Taxes” has the meaning set out in Clause 15.3;

[***]; and

“Zihipp Comfort Letter” means the comfort letter dated on or around the date of this Agreement from the Company to the Buyer in respect of the Data Room in the Agreed Form.

1.2	In this Agreement (unless the context requires otherwise):

1.2.1	words and expressions that are defined in the Companies Act shall have the same meanings as are given to them in the Companies Act;

1.2.2	the expression “body corporate” shall have the meaning given in section 1173 Companies Act;

1.2.3

the words “company”, “subsidiary”, “subsidiary undertaking”, “parent undertaking” and “holding company” have the meanings given to them in the Companies Act, except that where a holding company creates security over the shares of a subsidiary (including the Subsidiary) that subsidiary shall not cease to be such solely as a result of the creation of the security;

1.2.4	a document is a reference to that document as amended, novated, supplemented, extended or restated from time to time (other than in breach of the provisions of this Agreement);

1.2.5

a “person” includes an individual, body corporate, trust, partnership, joint venture, unincorporated association or governmental, quasi-governmental, judicial, regulatory entity (or any department, agency or political subdivision of such an entity) in each case whether or not having a separate legal personality and any reference to a “company” includes any company, corporation or other body corporate, wherever and however incorporated or established;

1.2.6

any statute or statutory provision shall be deemed to include any instrument, order, regulation or direction made or issued under it and shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, consolidated re-enacted or replaced, except to the extent that any amendment or modification made after the date of this Agreement would increase any liability or impose any additional obligation under this Agreement;

1.2.7	a clause, paragraph or schedule are, unless indicated to the contrary, to a clause, paragraph or schedule of this Agreement, and references to this Agreement include the schedules;

1.2.8	the singular includes a reference to the plural and vice versa;

1.2.9	any gender includes a reference to the other genders;

1.2.10	any time or date shall be construed as a reference to the time or date prevailing in London, United Kingdom;

1.2.11	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

1.2.12	references to “period” are to a period of time and not to an accounting period unless the phrase “accounting period” is used;

1.2.13	any phrase introduced on the terms “including”, “includes” or “in particular” shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.2.14	the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”, unless used with “either”;

1.2.15

any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than that of England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term; and

1.2.16	references to “Income, Profits or Gains” shall include any income, profits or gains which are deemed to be earned, accrued or received for the purposes of any relevant Tax.

1.3

Where this Agreement or the Warranty Deed provides for an amount to be calculated on an after-Tax basis, the relevant amount shall be increased by such amount (if any) as is necessary to take account of:

1.3.1	the amount of any Tax required to be deducted or withheld from the relevant amount (including on the increased amount);

1.3.2

any liability to Tax that will arise for the Buyer (or a member of the Buyer’s Group) in respect of the relevant amount (otherwise than on the net income, profits, or gains of the Buyer or relevant member of the Buyer’s Group), but shall be decreased to take account of any Relief that arises to the relevant Target Group Company as a result of the matter giving rise to the payment of the relevant amount; and provided that:

1.3.3

any Tax which would not have arisen but for the Buyer not being tax resident in the jurisdiction of its incorporation or but for an assignment by the Buyer of its rights under the Warranty Deed or this Agreement shall not be taken into account under sub-clause 1.3.1 or 1.3.2 in calculating an amount on an after-Tax basis; and

1.3.4

in the event that the Buyer receives a tax credit for an amount deducted or withheld which is taken into account under sub-clause 1.3.1 which is received as a refund of Tax or which is set off against a Tax liability within [***] from the date of receipt of the tax credit (a “Tax Saving”), it shall repay to the Sellers the amount of such Tax Saving less any costs or expenses properly incurred in obtaining the Tax Saving within [***] of obtaining that Tax Saving.

2.	SALE OF SHARES

2.1

At Completion, each Seller shall sell the Shares that are set out opposite its name in Part B of Schedule 1 and the Buyer shall buy the Shares on the terms and subject to the conditions of this Agreement.

2.2

Each Seller shall sell its Shares with full title guarantee free from any Encumbrance and any other third party rights and the Buyer shall purchase the Shares with effect from Completion, to the intent that as from such time all rights and advantages accruing to the Shares as existing at, or arising on or after Completion, including any dividends or distributions declared, made or paid in respect of such Shares after such time (but excluding any Consideration and any other amount due or payable to any Seller or the Sellers’ Representative pursuant to any Transaction Document), shall belong to the Buyer.

2.3

Each Seller: (a) irrevocably waives or agrees to procure the waiver of any rights of pre-emption or restrictions conferred upon it or any other person that may exist in relation to the Shares under the Articles, the Investment Agreement or otherwise; and (b) hereby consents to the transfer of all of the Shares to the Buyer for the purposes of the Articles or the Investment Agreement (including, for the avoidance of doubt, the provisions set out in Article 7 and Article 10 of the Articles), as at the date of this Agreement.

2.4

Any payment due to the Buyer in respect of any claim pursuant to this Agreement shall for all purposes be deemed to be and shall take effect as a reduction in Consideration paid to the person making such payment, to the extent legally possible.

3.	CONSIDERATION

3.1	The aggregate consideration payable by the Buyer for the sale and purchase of all the Shares under this Agreement (the “Consideration”) shall be an aggregate amount equal to:

3.1.1	the Upfront Payment;

3.1.2	plus the Development Milestone Payments, if any;

3.1.3	plus the Regulatory Milestone Payments, if any;

3.1.4	plus the Commercial Milestone Payments, if any;

3.1.5	plus the Net Sales Payments, if any;

3.1.6	plus the Net Receipts Payments, if any; and

3.1.7	plus the JV Milestone Payments, if any,

in all cases, subject to the adjustment in Clause 3.3.

3.2	All Contingent Consideration payable to a Rollover Seller shall be paid in the form of Loan Notes.

3.3

The Consideration shall be apportioned between the Sellers in accordance with their respective Proportionate Share save that in respect of Contingent Consideration that is payable to a Rollover Seller (the “Gross Sum”) the amount calculated as a Rollover Seller’s Proportionate Share of the relevant Contingent Consideration shall be adjusted down to an amount (the “Revised Amount”) which, when taken together with an amount equal to [***] interest on such amount (based on the rate used in the relevant Loan Note at the date the Loan Note is issued pursuant to Paragraph 4.3 of Schedule 5), results in the relevant Gross Sum. The Revised Amount shall be the Consideration paid, provided that the Gross Sum shall be the applicable Consideration amount for the purposes of such Seller’s aggregate liability pursuant to Schedule 4.

3.4

The Buyer shall not have any responsibility in respect of, and shall have no liability to any Seller in connection with, the arrangements between the Sellers in relation to the apportionment of the applicable Consideration as determined by the Sellers’ Representative and set out in the applicable Allocation Schedule or the applicable Final Allocation Schedule.

3.5

The Milestone Payments (if any), the Net Sales Payments (if any), the Net Receipts Payments (if any) and the JV Milestone Payments (if any) shall each be calculated and become payable in accordance with the provisions of Schedule 5.

3.6	The “Estimated Consideration” shall be an aggregate amount equal to:

3.6.1	the Base Consideration;

3.6.2	plus the Estimated Cash;

3.6.3	plus or less the Estimated Balance Sheet Assets/Liabilities;

3.6.4	less the Estimated External Indebtedness;

3.6.5	less the Estimated Change of Control Payments;

3.6.6	less the Estimated Company Transaction Expenses; and

3.6.7	less the applicable Executive Tax Amounts (if any) which is due and payable at Completion.

3.7	The “Completion Payment” that shall be paid in accordance with Clause 3.9 shall be an aggregate amount equal to:

3.7.1	the Estimated Consideration;

3.7.2	less the Retained Completion Statement Consideration; and

3.7.3	less the Retained Warranty Consideration.

3.8	The “Upfront Payment” shall be an aggregate amount equal to:

3.8.1	the Base Consideration;

3.8.2	plus the Completion Cash;

3.8.3	plus or less the Completion Balance Sheet Assets/Liabilities;

3.8.4	less the Completion External Indebtedness;

3.8.5	less the Completion Change of Control Payments;

3.8.6	less the Completion Company Transaction Expenses; and

3.8.7	less the applicable Executive Tax Amounts (if any) which is due and payable as a result of Completion.

3.9	At Completion, the Buyer shall pay:

3.9.1

the Completion Payment for the benefit of each Seller in accordance with their respective Proportionate Share in cash in United States Dollars in immediately available federal funds to the Paying Agent Bank Account; and

3.9.2	the Retained Warranty Consideration in cash in United States Dollars in immediately available federal funds to the Escrow Account,

the payment of which in accordance with this Clause 3.9 shall discharge the Buyer from any further obligation to make such payment (without prejudice to the Buyer’s obligations in respect of the release of the Retained Warranty Consideration in accordance with Clause 4).

3.10

Any amount that is paid in respect of a breach of the Warranties or under the Warranty Deed or otherwise under any provision of this Agreement providing indemnification, reimbursement or compensation for loss shall be treated, to the extent possible (but not so as to limit the amount payable where not wholly possible), as adjusting the Consideration.

3.11	The amount payable by any Seller under this Agreement, the Warranty Deed or other Transaction Documents shall be calculated on an after-Tax basis.

3.12

The parties intend and expect that no Executive Tax Amounts shall arise in respect of a payment to a Seller of any part of the Consideration, although payments of Consideration shall be made subject to withholding or deduction on account of Executive Tax Amounts or any other withholding or deduction to the extent required by applicable law. In the event that the Buyer considers that it or any Target Group Company is or will be liable to account for an Executive Tax Amount in respect of a payment of Consideration under applicable law, the Buyer shall promptly notify the Sellers’ Representative providing reasonable details of the relevant Consideration and the basis and quantum of such Executive Tax Amount thereon, and shall consult in good faith with and take account of the reasonable representations of the Sellers’ Representative to determine whether such obligations to account for Executive Tax Amounts arise and (if so) the amount thereof.

3.13

The Buyer shall procure that any deduction of Executive Tax Amounts under this Clause 3 or as part of the Contingent Consideration Deductions shall be made by the relevant Target Group Company (as applicable) and that such Target Group Company shall promptly account for such amounts to the relevant Tax Authority where required by applicable law.

4.	RETAINED WARRANTY CONSIDERATION

4.1	The Retained Warranty Consideration shall be paid by the Buyer in accordance with the provisions of this Clause 4 (Retained Warranty Consideration).

Settled Claims

4.2

If a Tax Covenant Claim, a Tax Warranty Claim or a Fundamental Business Warranty Claim (in each case which is an Uninsured Claim) is either settled in writing between the Buyer and the Sellers’ Representative (on behalf of the Sellers) or finally determined by a court of competent jurisdiction (either from which there is no further right of appeal or the appealing party has not indicated reasonably promptly that it intends to appeal) (“Settled Claim”) before the Retained Warranty Consideration Payment Date then, to the extent that such amount has not been otherwise recovered from or paid by or on behalf of any Seller (whether by deduction, set-off or otherwise), the amount so agreed or determined in favour of the Buyer in respect of the Settled Claim shall be deducted from the Retained Warranty Consideration and the Buyer and the Sellers’ Representative shall instruct the Escrow Agent to pay such amount to the Buyer in satisfaction of such Settled Claim and deducted from the amount that would otherwise be paid to the Sellers on the Retained Warranty Consideration Payment Date.

Notified Claims

4.3

If written notice of a Tax Covenant Claim, a Tax Warranty Claim or a Fundamental Business Warranty Claim (in each case which is an Uninsured Claim) has been validly given by the Buyer, acting reasonably, in accordance with Schedule 4 and including the Buyer’s reasonable, good faith estimate of the amount of the claim, before the Retained Warranty Consideration Payment Date but it has not then become a Settled Claim (a “Notified Claim”) then the amount of such Notified Claim (a “Notified Claim Amount”) shall be deducted from the amount of the Retained Warranty Consideration that would otherwise be paid to the Sellers on the Retained Warranty Consideration Payment Date and shall continue to be held in the Escrow Account pending settlement or final determination of such Notified Claim in accordance with this Clause 4.

4.4	The liability of the Sellers in respect of any Notified Claim shall (if it has not become a Settled Claim) determine:

4.4.1

where the Notified Claim arises by reason of a liability of the Buyer or a member of the Target Group, that at the time of service of the relevant notice, is contingent only or otherwise not capable of being quantified, if legal proceedings in respect of such Notified Claim have not been commenced within [***] of such Notified Claim ceasing to be contingent or becoming capable of being quantified; or

4.4.2	where the Notified Claim does not fall within Clause 4.4.1, if legal proceedings have not been commenced within [***] of the service of such notice,

and, for the purposes of Clause 4.6, such Notified Claim shall be a Settled Claim.

Payment

4.5	On the Retained Warranty Consideration Payment Date, the Buyer and the Sellers’ Representative shall instruct the Escrow Agent to pay out of the Escrow Account to the Paying Agent Bank Account:

4.5.1	if there are no Settled Claims or Notified Claims, the whole of the Retained Warranty Consideration; or

4.5.2	if there are any Settled Claims or Notified Claims:

(a)	the Retained Warranty Consideration; less

(b)	the aggregate amount of any amounts due to the Buyer in respect of any Settled Claims; less

(c)	the aggregate amount of any Notified Claim Amounts,

and the Sellers’ Representative will instruct the Paying Agent to send payment in respect of the amount paid by the Buyer in accordance with this Clause 4.5 above to the Sellers in accordance with their Proportionate Share of such Retained Warranty Consideration (as adjusted as the case may be).

4.6

After the Retained Warranty Consideration Payment Date, upon a Notified Claim becoming a Settled Claim then the following amounts shall be paid in respect of the amount that has been agreed or determined in favour of the Buyer in respect of the Settled Claim (the “Settled Claim Amount”):

4.6.1	if the Settled Claim Amount is more than the Notified Claim Amount, then:

(a)	the Buyer and the Sellers’ Representative shall instruct the Escrow Agent to pay the Notified Claim Amount to the Buyer; and

(b)	the Sellers shall, to the extent that they are liable in accordance with the provisions of Schedule 4 of this Agreement, remain liable to the Buyer for the excess in accordance with this Agreement;

4.6.2	if the Settled Claim Amount is the same as the Notified Claim Amount, then the Buyer and the Sellers’ Representative shall instruct the Escrow Agent to pay the Notified Claim Amount to the Buyer; and

4.6.3	if the Settled Claim Amount is less than the Notified Claim Amount, then:

(a)

an amount equal to the difference between the Settled Claim Amount and the Notified Claim Amount shall be paid to the Sellers in accordance with their Proportionate Share by the Buyer and the Sellers’ Representative and the Buyer shall instruct the Escrow Agent to pay the Notified Claim Amount to the Paying Agent Bank Account and the Sellers’ Representative will instruct the Paying Agent to send payment in respect of the amount paid by the Buyer in accordance with this Clause 4.6.1 to the Sellers in accordance with their Proportionate Share; and

(b)

an amount equal to the Settled Claim Amount shall be paid to the Buyer by the Buyer and the Sellers’ Representative instructing the Escrow Agent to make such payment in satisfaction of the Settled Claim.

5.	ALLOCATION SCHEDULE

5.1

The Sellers’ Representative shall deliver to the Buyer a draft schedule consistent with the Allocation Schedule Template (a “Draft Allocation Schedule”) setting out in respect of each payment of or on account of the Consideration as adjusted by Clause 3.3 and/or Paragraph 4.3 of Schedule 5:

5.1.1	each Sellers’ Proportionate Share of such Consideration;

5.1.2	the amounts of such Consideration to be paid:

(a)	in respect of the Upfront Payment, in cash in United States Dollars; or

(b)	in respect of any Contingent Consideration payable, (i) in cash in United States Dollars for any Non-Rollover Seller and (ii) through the issue of Loan Notes by the Buyer for any Rollover Seller;

5.1.3	in respect of the Upfront Payment, setting out the Completion Company Transaction Expenses, together with supporting evidence or invoices; and

5.1.4	any applicable Contingent Consideration Deductions, save where already deducted under Clause 3.8.

5.2	The Sellers’ Representative shall deliver the Draft Allocation Schedule as follows:

5.2.1	in respect of the Completion Payment on the Completion Date;

5.2.2	in respect of any amount payable pursuant to Clause 6, on the date payable in accordance with Clause 6;

5.2.3

in respect of any Milestone Payment on the date no later than [***] after the Buyer notifies the Sellers’ Representative of the applicable amounts pursuant to Paragraph 4.1 of Schedule 5, or such longer period as the Buyer and the Sellers’ Representative may agree;

5.2.4

in respect of any Net Sales Payment on the date no later than [***] after the Buyer notifies the Sellers’ Representative of the applicable amounts pursuant to Paragraph 4.1 of Schedule 5, or such longer period as the Buyer and the Sellers’ Representative may agree;

5.2.5

in respect of any Net Receipts Payment on the date no later than [***] after the Buyer notifies the Sellers’ Representative of the applicable amounts pursuant to Paragraph 4.1 of Schedule 5, or such longer period as the Buyer and the Sellers’ Representative may agree; and

5.2.6

in respect of any JV Milestone Payment on the date no later than [***] after the Buyer notifies the Sellers’ Representative of the applicable amounts pursuant to Paragraph ~~4.1 of Schedule 5~~4.1 of Schedule 5, or such longer period as the Buyer and the Sellers’ Representative may agree.

5.3

The Sellers’ Representative shall consult with the Buyer in good faith in respect of any comments of the Buyer, subject to Clause 3.3, in relation to the applicable Allocation Schedule(s) delivered pursuant to Clause 5.2 within the required period for such calculation. Following such consultation and in any event within [***] of delivering the Draft Allocation Schedule (or such longer period as the Buyer and the Sellers’ Representative may agree), the Sellers’ Representative shall deliver to the Buyer the relevant Final Allocation Schedule agreed with the Buyer (each a “Final Allocation Schedule”).

5.4	A Seller may request, on reasonable notice, to receive from the Sellers’ Representative a summary of the information relevant to such Seller set out in such Final Allocation Schedule.

5.5

If Completion is deferred beyond the date of this Agreement in accordance with the terms of this Agreement, the parties shall comply with the process set out in this Clause 5 (including the obligation to consult on such Draft Allocation Schedule) and the applicable Allocation Schedule previously submitted shall cease to apply for all purposes.

6.	COMPLETION STATEMENT

6.1	On the Completion Statement Release Date, either:

6.1.1

if there is a Positive Adjustment, the Buyer shall pay an amount equal to such Positive Adjustment to the Sellers together with the Retained Completion Statement Consideration, and the Buyer shall not be under any obligation to pay any additional amounts to the Sellers, and payment of such amount in cash in accordance with Clause 3.9 shall be an absolute discharge of the Buyer’s obligations, in respect of this Clause 6.1.1; or

6.1.2

if there is a Negative Adjustment, an amount equal to the difference between the Retained Completion Statement Consideration and such Negative Adjustment shall be released from the Retained Completion Statement Consideration and paid to the Sellers and the Buyer shall not be under any obligation to pay any additional amounts to the Sellers, and payment of such amount in cash in accordance with Clause 3.9 shall be an absolute discharge of the parties’ obligations, in respect of this Clause 6.1.2; or

6.1.3

if the value of the Upfront Payment is equal to the Estimated Consideration, the Retained Completion Statement Consideration shall be released and paid to the Sellers and the Buyer shall not be under any obligation to pay any additional amounts to the Sellers, and payment of such amount in cash in accordance with Clause 3.9 shall be an absolute discharge of the Buyer’s obligations, in respect of this Clause 6.1.3.

6.2

As soon as practicable following Completion but in any event within [***] after the Completion Date, the Buyer shall procure the preparation of a draft Completion Statement on the basis of the Accounting Policies and in the same (or substantially the same) format as the Estimated Completion Statement.

6.3

When the draft Completion Statement has been prepared, the Buyer shall deliver a copy thereof to the Sellers’ Representative. The Sellers’ Representative and their accountants shall then have a period of [***] after the date on which the Buyer delivered the draft Completion Statement to the Sellers’ Representative (the “Review Period”) within which to review the draft Completion Statement and to satisfy themselves that it has been duly prepared in accordance with this Agreement. The Sellers’ Representative shall, before the expiry of the Review Period, either:

6.3.1	confirm in writing to the Buyer that it agrees that the draft Completion Statement has been duly prepared; or

6.3.2

give notice in writing to the Buyer explaining, in reasonable detail, why it is unable so to confirm and setting out details of its proposed amendments to the draft Completion Statement and to the value of the Consideration.

6.4

If the Sellers’ Representative fail to provide such confirmation or to give such notice in accordance with Clause 6.3, the draft Completion Statement and the certificate of Consideration shall, upon expiry of the Review Period, be deemed to have been finally accepted and agreed by all parties.

6.5	If the Sellers’ Representative serves a valid notice in accordance with Clause 6.3.2:

6.5.1

the Sellers’ Representative (on behalf of the Sellers) and the Buyer shall endeavour to resolve all matters in dispute as soon as practicable. If they fail to resolve such matters within [***] of the date on which the Buyer received such notice from the Sellers’ Representative (or such longer period as the Buyer and the Sellers’ Representative shall agree) (the “Resolution Period”), either the Buyer or the Sellers’ Representative may refer any matter in dispute to an appropriate firm of chartered accountants of international repute for a resolution. The identity of such accountant (who shall be based in the United Kingdom) shall be agreed between the Buyer and the Sellers’ Representative and he shall be appointed within [***] of the expiry of the Resolution Period (the “Appointment Period”). If the Buyer and the Sellers’ Representative fail to make such appointment within the Appointment Period, the appointment shall be made by the President for the time being of the Institute of Chartered Accountants in England and Wales within [***] of the expiry of the Appointment Period, on the application of both the Buyer and the Sellers’ Representative who shall act together. Such accountant shall be instructed to produce a reasoned determination of the matters still in dispute in accordance with the provisions of this Clause 6 and to make such reasoned determination as soon as practicable and in any event within [***] of his being instructed. In making such reasoned determination, such accountant shall act as an expert and not as an arbitrator and his decision shall (in the absence of fraud and manifest error) be final and binding on the parties. Such accountant shall make their determination when both the Buyer and Sellers’ Representatives have had the opportunity to make submissions, and the accountant shall provide the Buyer and the Sellers’ Representative with copies of the others submissions after receipt of both submissions. The costs of such accountant shall be borne by the parties in such proportions as he may direct or, in the absence of any such direction, as to one half by the Buyer and as to the other half by the Sellers’ Representative on behalf of the Sellers; and

6.5.2	the parties shall bear their own costs in connection with the resolution of the matters in dispute.

6.6

The Buyer and the Sellers’ Representative (on behalf of the Sellers) hereby waive the right to object to any court order to give effect to any such nomination by the Institute of Chartered Accountants in England and Wales. In any case, such independent firm of chartered accountants shall owe a duty of care to both the Buyer and the Sellers’ Representative.

6.7

For the avoidance of doubt, any line items not identified in the notice served in accordance with Clause 6.3.2 as being in dispute will be deemed to be agreed for the purposes of this Agreement and will therefore (in the absence of fraud or manifest error) be final and binding upon the parties, save where such line item should be changed as a direct consequence of the agreement or determination of a disputed line item.

6.8

The Sellers’ Representative and their accountants shall be entitled to examine the working papers relating to the draft Completion Statement for the purposes of their review under Clause 6.3, subject to the Sellers’ Representative complying with any reasonable confidentiality, hold harmless or similar requirements of the Buyer or its accountants in connection with the release of such working papers to the Sellers’ Representative. Subject thereto, the Buyer and the Sellers’ Representative (on behalf of the Sellers) agree that they will promptly provide each other and their respective advisers with all information in their respective possession or control relating to the operations of the Target Group as may be relevant for the purposes of the Completion Statement, and with all good faith co-operation and assistance as may reasonably be required to facilitate the production, review and agreement of the Completion Statement.

7.	COMPLETION

7.1

Completion shall take place at the offices of the Buyer’s Solicitors on the Completion Date when the Sellers and the Buyer shall each perform their respective obligations in accordance with and as set out in Part A and Part B, respectively, of Schedule 2 (Completion Requirements).

7.2	The Buyer will not be obliged to complete this Agreement until each of the Sellers complies in full with its respective obligations under Part A of Schedule 2 (Completion Requirements).

7.3

The Buyer will not be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously, but completion of the purchase of some only of the Shares will not affect the rights of the Buyer with respect to the purchase of the remainder.

7.4

If Completion does not take place on the Completion Date because any of the Sellers fails to comply with any of its respective material obligations under this Clause 7 and Schedule 2 (Completion Requirements), then the Buyer may by written notice to the Sellers’ Representative and the Fund Sellers elect to:

7.4.1

proceed to Completion to the extent reasonably practicable (including, at the option of the Buyer, completion of the purchase of some only of the Shares), which will not affect the rights of the Buyer with respect to the purchase of the remainder; or

7.4.2

defer Completion in relation to some or all of the Shares to such date as the Buyer and the Sellers’ Representative may agree (and so that the provisions of Clause 6, apart from this Clause 7.4.2, shall apply to Completion deferred pursuant to this Clause); or

7.4.3

terminate this Agreement (whether or not such failure by the Sellers amounts to a repudiatory breach), without prejudice to any other remedies or accrued rights that any party may have against any other party, following which the provisions of this Agreement shall cease to have effect, other than Clauses 1 (Definitions and Interpretations), this Clause 7, 11 (Confidentiality), 12 (Announcements), 15 (Costs and Expenses), 18 (General), 19 (Notices) and 20 (Applicable Law and Jurisdictions).

7.5	Seller’s Power of Attorney

7.5.1

With effect from Completion and until such time as the transfer of the Shares has been registered in the Statutory Register in the name of the Buyer (and the Buyer undertakes to the Sellers to use reasonable endeavours to procure the due submission of such registration promptly following Completion), each Seller irrevocably appoints the Buyer as their attorney (“Attorney”) with full power to exercise all or any of the voting and other rights, powers and privileges attached to their respective Shares or otherwise capable of being exercised solely in the capacity of the registered holder of the Shares as the Buyer shall in its absolute discretion see fit, including (but not limited to):

(a)	receiving notice of, attending and voting at any general meeting of or class meeting of the Company, and all or any adjournments of such meetings;

(b)	execute any consent to short notice proxy or written resolution capable of being executed by a shareholder of the Company;

(c)

dealing with and giving directions as to any moneys, securities, benefits, documents, notices or other communications (in whatever form) arising by right of the Shares or received in connection with the Shares from the Company or any other person but excluding any Consideration or other payments, documents, notices or other communications (in whatever form) arising pursuant to this Agreement or any other Transaction Document; and

(d)	otherwise executing, delivering and doing all deeds, instruments and act in the Sellers’ name insofar as may be done solely in the Sellers’ capacity as registered holder of the Shares.

7.5.2

The Buyer may delegate one or more of the powers conferred on the Buyer by this Clause 7.5 to an officer or officers appointed for that purpose by the board of directors of the Buyer, by resolution or otherwise.

7.5.3	With effect from Completion and until such time as the transfer of the Shares has been registered in the Statutory Register in the name of the Buyer each Seller undertakes:

(a)	not to exercise any of the voting and other rights, powers and privileges attached to its Shares without the consent of the Attorney;

(b)

to hold on trust for the Buyer all dividends and other distributions received by such Seller in respect of its Shares (excluding any Consideration or other payments (in whatever form) arising pursuant to this Agreement or any other Transaction Document) and promptly notify the Buyer of anything so received by such Seller in that Seller’s capacity as registered holder of its Shares;

(c)

to act promptly in accordance with the Buyer’s reasonable instructions in relation to any rights exercisable or anything received by such Seller in the Seller’s capacity as registered holder of the Shares; and

(d)	to ratify on request anything the Attorney shall lawfully do or cause to be done by virtue of this Clause 7.5.3.

8.	TERMINATION OF INVESTMENT AGREEMENT

8.1	With effect from Completion each of the Sellers agrees that:

8.1.1	the Investment Agreement is terminated and shall cease to have effect;

8.1.2

each of them shall with effect from such termination stand released and discharged from all obligations (past, present and future) arising under or resulting from the Investment Agreement including, without limitation, the provisions of clause 17.2 (Continuing obligations); and

8.1.3

none of them shall be entitled to exercise any rights or make any claim against any Target Group Company or against any of the other Sellers under or in relation to the Investment Agreement or its termination.

9.	WARRANTIES AND COVENANT

9.1	The Fundamental Title Warranties

9.1.1

Subject to Clause 9.1.3, each Seller severally represents and warrants to the Buyer in respect of his, her or its own Shares and his, her or its own position only that each of the Fundamental Title Warranties is true and accurate in all respects and is not misleading at the date of this Agreement.

9.1.2

To the extent Completion is deferred beyond the date of this Agreement, each Seller and Warrantor will procure that each Fundamental Title Warranty given pursuant to Clause 9.1.1 is true and accurate and not misleading at Completion, and for this purpose, each Seller and Warrantor shall be deemed to repeat each such Fundamental Title Warranty at Completion with references to the “date of this Agreement” being substituted by references to the “Completion Date”.

9.1.3	Save as set out in Schedule 4 (Limitation on Liability), the Fundamental Warranties shall not be qualified in any way.

9.1.4

Each Seller hereby releases and forever discharges (on behalf of itself and its Affiliates, and each Seller represents, warrants, indemnifies (on an after-Tax basis) and undertakes to the Buyer that it is authorised to provide such release and discharge on behalf of such other person) all or any actions, claims, rights, demands and set-offs whether in this jurisdiction or any other, whether or not presently known to the parties or to the law, and whether in law or equity, that such person ever had, may have, or hereafter can, shall or may have against any Target Group Company or any of their respective directors, officers or employees arising in respect of any such actions, claims, rights, demands and set-offs that relate to any act, matter or thing occurring prior to Completion, save for any payments due under any Transaction Document.

9.2	Patent Rights

On Completion, the Warrantors shall deliver to the Buyer an updated version of Schedule 4 of the Warranty Deed setting out all Patent Rights included in the Company IP Rights as at the Completion Date.

9.3	General

9.3.1

No information relating to the Target Group of which the Buyer or any of its agents or advisers has knowledge (whether actual, imputed or constructive or any of them) other than that contained in or referred to in this Agreement or that has been Disclosed in the Disclosure Letter, and no investigation by or on behalf of the Buyer shall prejudice any claim that the Buyer shall be entitled to bring under this Agreement or shall operate to reduce any amount recoverable by the Buyer under this Agreement.

9.3.2	Each of the Warranties:

(a)

are separate and independent and, unless expressly provided to the contrary, are not limited or restricted by reference to or inference from the terms of any other provision of this Agreement or any other Warranty;

(b)

apply to the Subsidiary and, to the extent they are SanPlena Warranties, SanPlena as well as to the Company, as if reference to “the Company” included a corresponding reference to the Subsidiary and, to the extent they are SanPlena Warranties, to SanPlena (and each of them severally);

(c)

to the extent they are SanPlena Qualified Warranties, apply to SanPlena as well as to the Company, subject to the deemed addition of “so far as the Warrantor(s) is/are aware” in respect of such Warranty; and

(d)

shall not in any respect be extinguished or affected by Completion (and for the avoidance of doubt, the remedies of the Buyer in respect of any breach of the Warranties shall continue to subsist notwithstanding Completion);

9.3.3

For the avoidance of doubt, no claim against a Seller or a Warrantor under the Warranties shall be limited in the case of any fraud, dishonesty or deliberate misstatement or deliberate concealment on the part of such Seller, Warrantor or any of their respective agents, officers or employees acting on behalf of such Seller or Warrantor.

9.3.4

Each Seller undertakes to the Buyer that in the event of any claim being made against it arising out of or in relation to this Agreement, the Warranty Deed or the Transaction Documents, it will not bring any claim against any member of the Target Group (or any of their directors, officers, employees, agents or advisors, save in the case of any fraud, dishonesty or deliberate misstatement or deliberate concealment on the part of any such person) on which or on whom it may have relied before agreeing to the terms of this Agreement, the Warranty Deed or the Transaction Documents or authorising any statement in the Disclosure Letter. To the extent that any such claim exists, each Seller irrevocably waives the right to bring any such claim against or recover any sums from any member of the Target Group (or any of their directors, officers, employees, agents or advisors) in relation to such claim. Each member of the Target Group and any of their directors, officers, employees, agents or advisors may enforce the terms of this Clause 9.3.4 in accordance with the Contracts (Rights of Third Parties) Act 1999, provided that:

(a)	any such third party shall obtain the written consent of the Buyer; and

(b)	any such third party shall not be entitled to assign its rights under this Clause 9.3.4.

9.3.5

Each Seller severally and not jointly shall indemnify and hold the Buyer harmless on an after-Tax basis from and against, and pay on demand an amount equal to, their Proportionate Share (save in respect of an Executive Tax Indemnity Claim which is made by way of a Tax Warranty Claim where the relevant Seller in respect of which the claim is made shall pay the total amount) of any and all Losses suffered or incurred by the Buyer, to the extent arising from any Claim, Fundamental Warranty Claim or Tax Warranty Claim (notwithstanding whether the relevant Warranty was given by a Warrantor), provided that any and all claims by the Buyer under this Clause 9.3.5 shall be subject to the limitations applying to the Claim, Fundamental Warranty Claim or Tax Warranty Claim set out in Schedule 4 (Limitation on Liability) or the Warranty Deed.

9.3.6

The liability of each of the Sellers (whether in such capacity or in the capacity of Warrantor or otherwise) in respect of any claim under this Agreement and/or the Warranty Deed (including any Claim, Fundamental Warranty Claim, Tax Warranty Claim or Tax Covenant Claim) shall be limited as provided in Schedule 4 (Limitation on Liability).

9.4	Tax Matters

9.4.1

The parties agree that the terms of Schedule 3 (Tax Matters) of the Warranty Deed shall apply to the Sellers and that all parties shall comply with the terms of such Schedule as if the Sellers were a party to the Warranty Deed as a Warrantor and which shall include the giving of the covenant in paragraph 2 of Schedule 3 of the Warranty Deed.

9.4.2	All the provisions of Schedule 3 of the Warranty Deed, including all the limitations, shall apply to any Tax Covenant Claim made against a Seller.

10.	PROTECTION OF GOODWILL

10.1

Each Covenantor undertakes to the Buyer and each of the Buyer’s Group Companies following Completion that he will not, and will procure so far as it is within such Covenantor’s reasonable power to do so, that no member of the Seller’s Group of such Covenantor will, directly or indirectly (save in accordance with his duties (if any) as an employee, consultant, director or officer of any Buyer’s Group Company after Completion):

10.1.1	at any time during the period of [***] from the Completion Date:

(a)	engage in; or

(b)	carry on; or

(c)	be a shareholder in; or

(d)	be a consultant to; or

(e)	be concerned or interested in any other way in,

any business, as separate covenants, within each of

(f)	the United Kingdom;

(g)	the European Economic Area;

(h)	the United States of America;

(i)	northern America outside of the United States of America;

(j)	southern and central America;

(k)	Africa and the Middle East;

(l)	the Association of Southeast Asian Nations; and

(m)	any other country not covered by the foregoing,

competing with the Business.

10.2

Subject to the ongoing consent of the Buyer (which consent can be withdrawn at the Buyer’s discretion at any time with written notice to [***] and [***] during the period of [***] from the Completion Date, until the valid execution of the JV Operating Agreement Amendment after the date of this Agreement), nothing in Clause 10.1 shall prevent;

10.2.1	[***] from continuing in his role as a board observer to SanPlena pursuant to the JV Operating Agreement;

10.2.2	[***] from continuing in his role as a consultant to SanPlena pursuant to the DC Consultancy Agreement; and

10.2.3	[***] from continuing in his role as manager on the board of managers of SanPlena pursuant to the JV Operating Agreement,

and if such consent is so withdrawn, [***] and [***] both agree: (i) SanPlena and its Affiliates (at the applicable time) shall be competitors of the Business for the purposes of this Clause 10; and (ii) [***] and [***] will be in breach of Clause 10.1 unless they terminate their respective roles with SanPlena effective immediately (subject to any applicable notice periods) upon such Buyer consent being withdrawn.

10.3

Each Seller (excluding the Fund Sellers) undertakes to the Buyer and each of the Buyer’s Group Companies following Completion that it will not, and it will, so far as it is within such Seller’s reasonable power to do so, procure that no member of such Seller’s Group will, directly or indirectly at any time prior to or during the period of [***] from the Completion Date:

10.3.1

Solicit the services of, or endeavour to entice away from the Target Group any director, employee or consultant of the Target Group who at Completion or at any time during the period of [***] prior to Completion occupied a senior or managerial position in relation to the Company or any member of the Target Group or who was likely (in the opinion of the Company) to be in possession of Confidential Information relating to any member of the Target Group (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company);

10.3.2

interfere with or seek to interfere with contractual or other trade relations between the Company, the Subsidiary or SanPlena and any person who is or, at any time during the period of [***] prior to the Completion Date, was one of their respective contractual counterparties or persons with whom the Company or any of the Target Group Companies is, or was, in negotiations with, in respect of such an arrangement; and

10.3.3

do or say anything that is reasonably likely to be harmful to a Target Group Company’s goodwill or that is reasonably likely to lead a person who has dealt with a Target Group Company at any time during the [***] prior to the date of this Agreement to cease to deal with a Target Group Company on substantially equivalent terms to those previously offered or at all.

10.4

Nothing contained in Clause 10.1, 10.2 or 10.3 shall preclude or restrict any Seller from holding not more than [***] percent ([***]%) of the issued share capital of any company whose shares are listed on a recognised stock exchange.

10.5

Each of the undertakings contained in Clause 10.1 or 10.2 is a separate undertaking by each relevant Seller and shall be enforceable by the Buyer (on its own behalf and on behalf of the Company and each Target Group Company and Buyer’s Group Company) separately and independently of its right to enforce any one or more of the other covenants contained in Clause 10.1 or 10.2 and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the relevant Sellers.

10.6

The relevant Sellers agree (having, in the case of each Seller holding [***]% or more of the issued share capital of the Company at Completion, taken legal advice) that the undertakings contained in Clause 10.1 or 10.2 are reasonable and necessary for the protection of the legitimate interests of the Buyer, the Company and any other Target Group Company or Buyer’s Group Company and that these restrictions do not work harshly on it.

10.7

The parties further agree that, without prejudice to any other remedy that may be available to the Buyer, the Buyer shall be entitled to injunctive or other equitable relief without posting a bond or other undertaking in relation to any breach or prospective breach of the undertakings in Clause 10.1 or 10.2, it being acknowledged that an award of damages would not be an adequate remedy for such a breach.

10.8

For the purposes of this Clause 10.1 or 10.2, the expression “directly or indirectly” shall mean the relevant Seller or any member of such Seller’s Group acting either alone or jointly with or on behalf of any other person whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise.

10.9

Each Seller (excluding the Fund Sellers) agrees with the Buyer, so far as it is within such Seller’s reasonable power to do so, to procure that all members of such Seller’s Group is made aware of and complies with each of the applicable undertakings contained in Clause 10.1 or 10.2.

11.	CONFIDENTIALITY

11.1

Each Seller undertakes to the Buyer and to each member of the Target Group following Completion that it will (and will procure that each member of such Seller’s Group and each of their respective Representatives (to the extent that it has received Confidential Information from such Seller)) will keep confidential:

11.1.1	the provisions and subject matter of, and the negotiations relating to this Agreement and the Transaction Documents;

11.1.2

all Confidential Information and any other information received or obtained as a result of entering into or performing this Agreement that relates to Buyer’s Group and the business carried on by, and the affairs of, the Buyer’s Group; and

11.1.3	all Confidential Information and any other information received or obtained as a result of being a Seller, director, officer, employee or consultant of the Target Group in respect of the Target Group.

11.2

The Buyer undertakes to each Seller and to each member of each Seller’s Group following Completion that it will (and will procure that each member of the Buyer’s Group after Completion and each of their respective Representatives (to the extent that it has received Confidential Information from the Buyer)) will keep confidential:

11.2.1	the provisions and subject matter of, and the negotiations relating to this Agreement and the Transaction Documents;

11.2.2	all Confidential Information and any other information received or obtained as a result of entering into or performing this Agreement that relates to such Seller or such Seller’s Group.

11.3	Clauses 11.1 and 11.2 shall not apply to any disclosure of any information:

11.3.1

if and to the extent that such disclosure is required by law or regulation or by any stock exchange or any regulatory, governmental or antitrust body having applicable jurisdiction, including any Tax Authority, whether or not the requirement has the force of law provided that, in such circumstances, the disclosing entity will, unless prohibited by law or by any securities exchange or regulatory or governmental body to which that entity is subject, first inform the Buyer of its intention to disclose such information and take into account the reasonable comments of the Buyer;

11.3.2

if and to the extent required for the purpose of any proceedings arising out of or in connection with this Agreement or the Transaction Documents, including in connection with any clearances submitted to any Tax Authority which disclose the details of the transaction contemplated by this Agreement or the Transaction Documents;

11.3.3

if and to the extent that the Confidential Information concerned has come into the public domain other than through the fault of the party to this Agreement that is the recipient of the relevant Confidential Information;

11.3.4

if the disclosure is to its professional advisers, auditors or bankers subject in each case to binding obligations of confidentiality either in a form approved by the Buyer or the Sellers’ Representative (in consultation with the Fund Sellers) (as the case may be) or that are not less onerous, including pursuant to professional obligations;

11.3.5

if and to the extent the Buyer or the Sellers’ Representative (in consultation with the Fund Sellers) (as the case may be) has given prior written consent (such consent not to be unreasonably withheld, delayed or made subject to unreasonable conditions); and

11.3.6

if and to the extent the disclosure is to professional advisers, auditors, bankers, potential buyers of or investors only to the extent necessary or reasonably required in relation to a sale of or investment into any member of the Buyer’s Group or any part of their business or assets.

11.4

Each member of the Buyer’s Group (and each member of the Target Group) and, in respect of the provisions of Clause 11.2 given in favour of each member of each Seller’s Group, each such member of a Seller’s Group to the extent affected, may enforce the terms of this Clause 11 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

11.5

Each Seller shall on request from the Buyer procure the assignment to the Buyer of the benefit of the confidentiality provisions of all confidentiality agreements and undertakings given by any other potential buyer of or investor in the Target Group to such Seller (and not any member of the Target Group).

11.6

The Sellers’ Representative will on request from the Buyer send a letter in a form reasonably requested by the Buyer to the other parties to such agreements and undertakings referred to in Clause 11.5 authorising the Buyer to recover all information (as defined in such agreements or undertakings) or requesting certification of its destruction to the Buyer, in each case in accordance with the terms of such agreements and undertakings.

12.	ANNOUNCEMENTS

12.1

Save to the extent any disclosure or announcement is required by law or regulation or by any stock exchange or any regulatory, governmental or antitrust body having applicable jurisdiction, no party shall make or issue any public announcement, communication or circular (an “Announcement”) concerning the sale of the Shares or any ancillary matter (including the Consideration) unless it has first obtained the Buyer’s and the Sellers’ Representative’s and, to the extent a Fund Seller is named in such Announcement, the named Fund Seller’s written consent (in each case such consent not to be unreasonably withheld, delayed or made subject to unreasonable conditions).

13.	POST-COMPLETION ARRANGEMENTS

13.1	Records

Following Completion, each Seller shall procure that all records, papers, documents and data (in whatever form they may exist) in the possession, custody or control of, or kept or made by or on behalf of, the Sellers or any member of the Seller’s Group that they are aware relate to any matters that include the Business or affairs of any member of the Target Group and that constitute the property of such member of the Target Group:

13.1.1

shall on the reasonable request of the Buyer be sent to the Buyer to the extent that such records, paper, documents and data relate wholly to any member of the Target Group and are not already required to be delivered under Schedule 2; or

13.1.2

to the extent that such records, papers, documents and data also relate to the Sellers or any member of the Seller’s Group, shall be properly maintained and preserved by the Sellers and the relevant member of the Seller’s Group and the information in such records, papers, documents and data relating to the Business affairs of any Target Group Company shall be made available (at reasonable times and on reasonable advance notice) to the Buyer or any of its officers, employees, agents or advisers.

13.2	Bonus Letters and Synthetic Executive Option Agreement

Following Completion, the Buyer shall procure:

13.2.1	that each of the payments due to the Bonus Recipients under the Bonus Letters are made by the Company to each Bonus Recipient in accordance with the terms of the relevant Bonus Letter; and

13.2.2

that each of the payments due to the Synthetic Executive Optionholder under the Synthetic Executive Option Agreement are made by the Company (or, if the Company ceases to exist or otherwise fails to make the payments, by another entity) to the Synthetic Executive Optionholder.

14.	SET-OFF

14.1	The Buyer may set-off or withhold:

14.1.1	in the case of any Fundamental Title Warranty Claim, after the aggregate Consideration payments made to the Sellers exceed $[***]; or

14.1.2	in the case of any Uninsured Claim that is a Fundamental Business Warranty Claim made after the Retained Warranty Consideration Payment Date; or

14.1.3

in the case of any Uninsured Claim that is a Tax Warranty Claim, a Tax Covenant Claim (other than an Executive Tax Indemnity Claim), or any other claim under this Agreement (save for a claim described in either Clause 14.1.1, Clause 14.1.2 or Clause 14.1.5) after the earlier of (i) the Retained Warranty Consideration Payment Date and (ii) the aggregate Consideration payments made to the Sellers exceed $[***]; or

14.1.4

in the case of any Uninsured Claim that is a Claim or any other claim pursuant to this Agreement or the Warranty Deed (save for a claim described in any of Clauses 14.1.1 to 14.1.3 or 14.1.5 (inclusive)) after the aggregate Consideration payments made to the Sellers exceed $[***]; or

14.1.5	in the case of an Executive Tax Indemnity Claim,

from any relevant payment due to a Seller pursuant to the Transaction Documents (subject as set out above, including any Milestone Payments, any Net Sales Payments, any Net Receipts Payments or any JV Milestone Payments) to the extent that such Seller owes any liability, loss, damages, expenses or costs to the Buyer (a “Set-Off Claim”) pursuant to the Transaction Documents (the “Initial Set-Off Amount”).

14.2

If the Sellers’ Representative (in consultation with the Fund Sellers), acting reasonably and in good faith having taken appropriate advice with the written instruction from each of the relevant affected Sellers, does not believe the Initial Set-Off Amount to be a reasonable or good faith estimate of the relevant Set-Off Claim by the Buyer, the Sellers’ Representative may submit a written notice to the Buyer setting out the basis for its objection to the Initial Set-Off Amount (the “Set-Off Objection Notice”).

14.3

For a period of [***] (or such longer period as the Buyer and the Sellers’ Representative may agree) following receipt of a Set-Off Objection Notice (the “Set-Off Objection Period”), the Buyer and the Sellers’ Representative shall discuss in good faith the basis for the Set-Off Objection Notice.

14.4

If the Buyer and the Sellers’ Representative (in consultation with the Fund Sellers) do not reach agreement during the Set-Off Objection Period, the matter shall be referred by the Buyer to an independent counsel in England and Wales of at least 10 years’ relevant experience, mutually agreeable to the Buyer and the Sellers’ Representative (in consultation with the Fund Sellers), for an opinion as to whether the applicable Set-Off Claim is, on the balance of probabilities, likely to succeed and whether the Initial Set-Off Amount is a reasonable estimate of the liability, loss, damages, expenses or costs to the Buyer relating to such Set-Off Claim.

14.5

If the Buyer and the Sellers’ Representative cannot agree on the appointment of the counsel within [***] following either party notifying the other in writing that they do not agree with the choice of counsel in good faith, the Buyer and the Sellers’ Representative shall request the President of the Bar Council to make an appropriate appointment given the quantum of the Initial Set-Off Amount.

14.6	The following provisions shall apply to the counsel’s determination:

14.6.1

the Buyer and the Sellers’ Representative may provide the counsel with reasonable evidence or information relating to the matters in dispute (proportionate to the quantum of the Initial Set-Off Amount) and the counsel will be entitled (to the extent it considers appropriate) to base its determination on such information and on the accounting and other records of the Target Company;

14.6.2

if the counsel’s determination is either that the applicable Set-Off Claim is not, on the balance of probabilities, likely to succeed, or that the Initial Set-Off Amount is in excess of a reasonable estimate of the liability, loss, damages, expenses or costs to the Buyer relating to such Set-Off Claim, the Buyer shall bear the counsel’s costs and expenses, otherwise the relevant Sellers shall bear such costs and expenses in proportion to their respective Proportionate Shares;

14.6.3	the counsel shall act as an expert and not as an arbitrator; and

14.6.4

the counsel’s opinion shall not be a determination of the actual liability, loss, damages, expenses or costs to the Buyer pursuant to the Transaction Document, (if any) only a determination of the Buyer’s ability to set-off pursuant to this Clause 14.

14.7	In the event that, in accordance with Clause 14.3, the Buyer and the Sellers’ Representative agree or, in accordance with Clauses 14.4 to 14.6 (inclusive), the counsel’s opinion is:

14.7.1

that the applicable Set-Off Claim is not, on the balance of probabilities, likely to succeed, the Initial Set-Off Amount shall be released by the Buyer within [***] of such agreement or the receipt of such opinion and paid to the relevant Seller or Sellers in accordance as far as possible with the relevant Transaction Document; or

14.7.2

that the applicable Set-Off Claim is, on the balance of probabilities, likely to succeed and that the Initial Set-Off Amount is in excess of a reasonable estimate of the liability, loss, damages, expenses or costs of the Buyer relating to Set-Off Claim, then:

(a)

the excess amount shall be released by the Buyer within [***] of such agreement or the receipt of such opinion and paid to the relevant Seller or Sellers in accordance as far as possible with the relevant Transaction Document; and

(b)

the balance of the Initial Set-Off Amount shall be retained by the Buyer until the liability of the relevant Sellers in respect of such Set-Off Claim has been determined in accordance with the Transaction Documents and the Buyer shall serve a Notice in accordance with paragraph 2 of Schedule 4 as soon as is reasonably practicable after receipt of the counsel’s opinion; or

14.7.3

that the applicable Set-Off Claim is, on the balance of probabilities, likely to succeed, and that the Initial Set-Off Amount is equal to or less than a reasonable estimate of the liability, loss, damages, expenses or costs of the Buyer relating to such Set-Off Claim, then the Initial Set-Off Amount shall by retained by the

Buyer until the liability of the Sellers in respect of such Set-Off Claim has been determined in accordance with the Transaction Documents and the Buyer shall serve a Notice in accordance with paragraph 2 of Schedule 4 as soon as is reasonably practicable after receipt of the counsel’s opinion.

14.8	To the extent applicable, the provisions of Schedule 4 shall apply to all Set-Off Claims.

15.	COSTS, EXPENSES AND TAXES

15.1

Each party shall pay its own costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, the Transaction Documents and each document referred to therein, except as set out in Clause 15.2. The Buyer shall pay all stamp and transfer taxes arising from the acquisition of the Shares.

15.2

The Sellers agree that any cost, expenses, liabilities or associated Taxes incurred by the Target Group in connection with the Transaction shall be a deduction in the Consideration as Company Transaction Expenses in accordance with Clause 3 or pursuant to the Contingent Consideration Deductions.

15.3

Save where already provided for in a Transaction Document and subject to Clauses 3.12 and 3.13, in the event that any payments due to a party are subject to any Taxes, duties, levies, imposts, assessments, deductions, or withholdings required by applicable laws to be remitted by the payer to a Governmental Authority (“Withholding Taxes”), the paying party may deduct the amount of such Withholding Taxes from the applicable payment otherwise payable to the other party.

15.4

In such event, the paying party will, on a timely basis, notify the other party of such obligation, pay the Withholding Taxes to the proper Governmental Authority and send evidence of the payment of such obligation to the other party following that payment. Any amount of Withholding Taxes withheld and remitted by a paying party to a relevant Governmental Authority constitutes payment to the other party in satisfaction of the paying party’s obligations, as if the amount were paid directly to the other party.

15.5

In the event that any payment due to a party is subject to such Withholding Taxes, the paying party will not, except where this Agreement or the Warranty Deed provides for an amount to be calculated on an after-Tax basis, have any obligation to pay to such party any amount exceeding the amount of such payment minus the amount of such Withholding Taxes. Each party will use reasonable efforts to assist the other party in claiming exemptions from, or reductions in, such deductions or withholdings as permitted by applicable laws.

15.6

If Clause 15.5 applies, and save in respect of any Executive Tax Amount, such that a paying party is not obligated to pay any additional amount, and a Governmental Authority retroactively determines that a payment made without deduction of Withholding Taxes by a party to the other party pursuant to a Transaction Document should have been subject to Withholding Taxes, and the paying party remits such Withholding Taxes to the Governmental Authority, then the paying party will have the right (a) to offset such amount, including any interest and penalties that may be imposed thereon (except to the extent any such interest or penalties result from the negligence of the paying party), against future payment obligations of the paying party under this Agreement, or (b) to invoice the other party for such amount (which will be payable by the other party within [***] following its receipt of such invoice).

16.	SELLERS’ REPRESENTATIVE

16.1

Each of the Sellers who are a party to this Agreement (excluding the Fund Sellers) hereby irrevocably appoints the Sellers’ Representative as the representative of the Sellers to act on their behalf for all purposes under or in connection with this Agreement and the Transaction Documents, including without limitation for the purposes of:

16.1.1	accepting notices on behalf of the Sellers in accordance with Clause 19;

16.1.2	delivering payment instructions to the Buyer in connection with the payment of the Consideration;

16.1.3	determining the Proportionate Share payable to each Seller, including pursuant to Clause 3.1.2;

16.1.4	agreeing with the Buyer on the final Completion Statement;

16.1.5	agreeing with the Buyer on any Claims, Tax Warranty Claims, Tax Covenant Claims, Fundamental Warranty Claims or other claims pursuant to the Transaction Documents;

16.1.6	delivering to and consulting with the Buyer on any Allocation Schedule or Final Allocation Schedule;

16.1.7	granting any consent or approval, or signing any amendment or settlement, on behalf of the Sellers under or relating to this Agreement and the Transaction Documents;

16.1.8

taking any and all actions that may be necessary or desirable, as determined by the Sellers’ Representative in its sole discretion, in connection with the payment of the costs and expenses incurred with respect to the transaction contemplated by this Agreement and the Transaction Documents; and

16.1.9

generally taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement to be performed by the Sellers or the Sellers’ Representative on behalf of the Sellers.

16.2

Each Seller hereby irrevocably (by way of security for the performance of its obligations under this Agreement) appoints the Sellers’ Representative as its attorney with full authority on its behalf and in the Seller’s name or otherwise to do all acts and to execute and deliver such documents or deeds as required by law or as may, in the reasonable opinion of the Sellers’ Representative, be required to give effect to the matters described in Clause 16.1.

16.3

The Buyer and each Seller acknowledge that in exercising the powers and authorities conferred by this Clause 16 or the Transaction Documents upon the Sellers’ Representative, the Sellers’ Representative shall not be acting, or be construed as acting, as the agent or trustee on behalf of any Seller.

16.4

Each Seller agrees that the Sellers’ Representative shall have no liability whatsoever to any Seller in relation to the exercise of those powers and authorities, and each Seller severally agrees to pay, indemnify and hold harmless the Sellers’ Representative pro rata to their respective Consideration in respect of any actions taken pursuant to this Clause 16, save in the case of fraud or bad faith on the part of the Sellers’ Representative. The Sellers’ Representative shall not be liable to any Seller for any actions or omissions taken or occurring pursuant to legal or other professional advice.

16.5	The Buyer shall be entitled to rely on the exercise of the powers and authorities conferred on the Sellers’ Representative as if the relevant Seller is exercising such powers and authorities.

16.6

The provisions of this Clause 16 are intended to be for the express benefit of, and will be enforceable by, the Sellers’ Representative, in each case as a third party beneficiary in accordance with this Clause 16, and the Buyer.

16.7

The provisions of this Clause 16 shall apply mutatis mutandis in respect of any persons so appointed. If the Sellers’ Representative appointed in accordance with this Clause 16 determines that he is, or he is otherwise, unable to act as the Sellers’ Representative for any reason (such as death, incapacity or any other circumstances in which it would be unreasonable to expect him to continue) or is deemed unable to act as the Sellers’ Representative by a majority of the Sellers (excluding the Fund Sellers), a majority of the Sellers (excluding the Fund Sellers) may elect, pro rata to the number of Shares held by them, to substitute as the Sellers’ Representative another Seller who is willing to act as the Sellers’ Representative in accordance with this Clause 16. Each Seller agrees that the Buyer shall, acting in good faith, be entitled to rely on the instruction of the Sellers’ Representative.

17.	PAYMENTS

17.1	Save as expressly provided to the contrary in this Agreement, the Warranty Deed or the Loan Note Instrument:

17.1.1	any payment to be made pursuant to this Agreement, the Warranty Deed or the Loan Note Instrument by the Buyer (including the Consideration) shall be made to the Paying Agent Bank Account;

17.1.2

any payment to be made pursuant to this Agreement or the Warranty Deed by the Sellers shall be made to such bank account of the Buyer as it shall notify to the Sellers’ Representative in writing at least [***] prior to the relevant payment obligation;

17.1.3

payment under sub-clauses 17.1.1 and/or 17.1.2 shall be in immediately available funds by electronic transfer on the due date for payment and receipt of the amount due shall be an effective discharge of the relevant payment obligation; and

17.1.4

any Loan Notes due to any Rollover Seller under this Agreement shall be issued in accordance with the Loan Note Instrument and delivered by the Buyer to the Sellers’ Representative for further distribution in accordance with the relevant Allocation Schedule. The Buyer shall also procure the entry of the relevant Rollover Seller in the register of Loan Note holders maintained by the Buyer.

17.2

If any party defaults in the payment when due of any sum payable under this Agreement, the Warranty Deed or the Loan Note Instrument (whether payable by agreement or by an order of a court or otherwise), the liability of that party shall be increased to include interest on that sum from the date when such payment was due until the date of actual payment at a rate per annum of [***]% above the base rate from time to time of Bank of England and such interest shall accrue from day to day and shall be compounded annually.

18.	GENERAL

18.1	Entire Agreement

18.1.1

This Agreement (together with any documents referred to in or required to be entered into pursuant to this Agreement) contains the entire and only agreement and understanding between the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement and any such document.

18.1.2	This Agreement shall supersede the Confidentiality Agreement at Completion.

18.2	Variations and Waivers

18.2.1

No variation of this Agreement shall be effective unless made in writing signed by or on behalf of the Buyer, the Sellers’ Representative and the Fund Sellers, provided that the written consent of the Fund Sellers shall only be required to the extent such variation would adversely and disproportionately affect the rights, preferences and privileges of the Fund Sellers, and expressed to be such a variation.

18.2.2

No failure or delay by any party or time or indulgence given in exercising any remedy or right under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy or right, power or privilege preclude any further exercise of the same or the exercise of any other remedy or right.

18.2.3

No waiver by any party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

18.2.4

No waiver, release or compromise or any other arrangement of any kind whatsoever that any party gives or enters into with any other party in connection with this Agreement shall affect any right or remedy of such party as regards any other parties or the liabilities of any other such parties under or in relation to this Agreement.

18.3	Invalidity

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

18.3.1	the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

18.3.2	the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

shall not be affected or impaired in any way.

18.4	Assignment

18.4.1

This Agreement is personal to the parties and, accordingly, subject to Clause 18.4.2 or 18.4.3, no party shall be entitled to assign, transfer or create any trust in respect of the benefit or burden of any provision of this Agreement, without the prior written consent of the Buyer and the Sellers’ Representative in consultation with the Fund Sellers (as applicable) (such consent not to be unreasonably withheld, delayed or made subject to unreasonable conditions).

18.4.2

All or any of the Buyer’s rights under this Agreement (including in respect of the Warranties) or any other Transaction Document to which the Sellers are a party (but not any of the Buyer’s obligations or liabilities, save pursuant to Paragraph 6.4 of Schedule 5) may (notwithstanding any other provisions contained in this Agreement or such other Transaction Document) be assigned or transferred by the Buyer to any third party, or made the subject of a trust created in favour of any third party, in any case including (without limitation):

(a)	to or in favour of any other member of the Buyer’s Group (or by any such member to or in favour of any other member of the Buyer’s Group); or

(b)

to or in favour of any person by way of security for borrowings of the Buyer’s Group or by any liquidator, administrator or receiver of the Buyer or by any other person entitled to enforce such security, provided, in the case of third parties that are not members of the Buyer’s Group, either (i) the Buyer has obtained the prior written consent of the Sellers’ Representative in consultation with the Fund Sellers (such consent not to be unreasonably withheld, delayed or made subject to conditions) or (ii) such consent shall not be required if undertaken in accordance with Paragraph 6.4 of Schedule 5.

18.4.3

In the case of [***], it may assign all or any of its rights (but not any of the [***]‘s obligations or liabilities) under this Agreement (including in respect of the Warranties) or any other Transaction Document to which the Sellers are a party may (notwithstanding any other provisions contained in this Agreement or such other Transaction Document) be assigned or transferred by [***] to any third party, or made the subject of a trust created in favour of any third party, provided that the Buyer shall not be obliged to make any payment or take any action in breach of law or regulation or by rules or requirements of any stock exchange or any regulatory, governmental or antitrust body.

18.5	Effect of Completion

Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in full force and effect after Completion.

18.6	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement. This Agreement shall not take effect until it has been executed by all parties.

18.7	Further Assurance

Each of the parties agrees to perform (or procure the performance of) all such acts or to execute and deliver (or procure the execution and delivery of) all such documents, as may be required by law or as may be necessary for the purpose of vesting in the Buyer the full legal and beneficial title to the Shares and/or otherwise giving the parties the full benefit of this Agreement. Unless otherwise agreed, each party shall be responsible for its own costs and expenses incurred in connection with the provisions of this Clause 18.7.

18.8	Other Remedies

18.8.1	Any remedy or right conferred upon any party for breach of this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it.

18.8.2	Save as set out in Clause 7.4.3, the Buyer shall not be entitled to terminate or rescind this Agreement.

18.9	Third Party Rights

18.9.1

Any provision of this Agreement that confers a benefit upon any member of the Buyer’s Group (the “Third Parties”) is intended to be enforceable by the Third Parties under the Contracts (Rights of Third Parties) Act 1999. For the avoidance of doubt, such provisions shall include Clauses 9 (Warranties), 10 (Protection of Goodwill) and 11 (Confidentiality) of this Agreement.

18.9.2

No other provisions of this Agreement that confer benefits upon any third party shall be enforceable pursuant to Contracts (Rights of Third Parties) Act 1999 by any such third party (except the Sellers’ Representative in their capacity as Sellers’ Representative).

18.9.3

Subject to Clause 18.2.1, the parties may amend, vary or terminate this Agreement in such a way as may affect any rights or beliefs of any Third Party, that are directly enforceable against the parties under the Contracts (Rights of Third Parties) Act 1999, without the consent of such Third Party.

18.9.4

Any Third Party entitled pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any rights or benefits conferred on it by this Agreement may not veto any amendment, variation or termination of this Agreement, that is proposed by the parties and that may affect the rights or benefits of the Third Party.

18.10	Binding on Successors, Representatives and Permitted Assignees

This Agreement shall be binding on, and enure to the benefit of, the parties to this Agreement and their respective personal representatives, successors and permitted assignees, and references to any party shall include that party’s representatives, successors and permitted assignees.

19.	NOTICES

19.1	Form of Notice

Any notice or other communication to be given or made under or in connection with this Agreement (each a “Notice”) must be given in writing to the party due to receive such Notice and must be signed by or on behalf of the person giving it.

19.2	Agent for Service

With effect from Completion, (i) the Buyer irrevocably appoints the Company at its registered address from time to time and (ii) [***] irrevocably appoints [***] as their respective agent to receive on its behalf in England and Wales service of any legal proceedings to settle any dispute or claim arising out of or in connection with any Transaction Document or their subject matter or formation. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by Buyer or [***] (as applicable)) and shall be valid until such time as (i) in the case of the Buyer, the Sellers’ Representative and the Fund Sellers or (ii) in the case of [***], the Sellers’ Representative and the Buyer, have received prior written notice that such agent has ceased to act as agent. If for any reason such agent ceases to be able to act as agent or no longer has an address in England, (i) in the case of the Buyer, shall forthwith appoint a substitute acceptable to the Sellers’ Representative (in consultation with the Fund Sellers) and deliver to the Sellers’ Representative and the Fund Sellers the new agent’s name and address within England and Wales or (ii) in the case of [***], shall forthwith appoint a substitute acceptable to the Sellers’ Representative and the Buyer and deliver to the Sellers’ Representative and the Buyer the new agent’s name and address within England and Wales.

19.3	Method of Service

A Notice must be served in one of the following ways:

19.3.1	by hand – by hand to the relevant address specified in Clause 19.6; or

19.3.2	by post – by prepaid UK first-class post to the relevant UK address specified in Clause 19.6; or

19.3.3	by airmail – by prepaid international airmail to the relevant address specified in Clause 19.6; or

19.3.4	by e-mail – to the address specified in Clause 19.6.

19.4	Deemed Delivery

Unless there is evidence that it was received earlier, a Notice is deemed given, as follows, either:

19.4.1	by hand – upon delivery, if delivered during a Business Day or at the start of the next Business Day, if delivered at any other time; or

19.4.2	by post – at the start of the second Business Day after the date of posting; or

19.4.3	by airmail – at the start of the fourth Business Day after posting; or

19.4.4

by email – at the time of transmission by the sender, if such time is during a Business Day, or at the start of the next Business Day, if delivered at any other time, provided that the sender does not receive a message that the email was unable to be sent.

19.5

In Clause 19.3, “during a Business Day” means any time between 9.30am and 5.30pm on a Business Day based on the local time where the recipient of the Notice is located. References to “the start of [a] Business Day” and “the end of [a] Business Day” shall be construed accordingly.

19.6	Address for Service

Notices shall be addressed as follows:

19.6.1	to the Buyer:

[***]

Email Address: [***]

For the attention of: [***]

with a copy (which shall not constitute notice) to:

Ropes & Gray

[***]

Email Address: [***]

For the attention of: [***]

Ropes & Gray International LLP [***]

Email Address: [***]

For the attention of: [***]

19.6.2	to the Sellers’ Representative:

[***]

Email Address: [***]

For the attention of: [***]

with a copy (which shall not constitute notice) to:

Osborne Clarke LLP

[***]

Email Address: [***]

For the attention of: [***]

19.6.3	to the Sellers (other than the Fund Sellers) at the addresses that are set out in column (2) of Schedule 1 with a copy (which shall not constitute notice) to:

Osborne Clarke LLP

[***]

Email Address: [***]

For the attention of: [***]

19.6.4	to [***]:

[***]

Email Address: [***]

For the attention of: [***]

with a copy (which shall not constitute notice) to:

White & Case LLP

[***]

Email Address: [***]

For the attention of: [***]

19.6.5	to [***]:

[***]

Email Address: [***]

For the attention of: [***]

with a copy (which shall not constitute notice) to:

Email Address: [***]

19.7	Change of Details

A party may change its address for service provided that, in the case of the Buyer, it gives the Sellers’ Representative and, in the case of a Seller and the Company, it gives the Buyer and the Sellers’ Representative, such other party prior notice in accordance with this Clause 19. Until the end of such notice period, service on either address shall remain effective.

20.	APPLICABLE LAW AND JURISDICTIONS

20.1	This Agreement and the rights and obligations of the parties including all non-contractual obligations arising under or in connection with it shall be governed by English law.

20.2

The parties submit to the exclusive jurisdiction of the Courts of England and Wales to settle any dispute (a “Dispute”) arising out of or in connection with this Agreement or any non-contractual obligation arising in connection with this Agreement.

20.3	The parties agree that the Courts of England and Wales are the most appropriate and convenient Courts to settle any Dispute, and, accordingly, that they will not argue to the contrary.

SCHEDULE 1

THE COMPANY, THE SUBSIDIARY AND SANPLENA

Part A

The Company, the Subsidiary and SanPlena

[***]

Part B

The Sellers

[***]

SCHEDULE 2

COMPLETION OBLIGATIONS

Part A

Sellers’ Obligations

1.	Delivery Obligations

At Completion, the Sellers shall, and such obligation may be satisfied on their behalf by the Sellers’ Representative, deliver to the Buyer or the Buyer’s Solicitors:

1.1	Share Transfers, Statutory Books, and Documents of Title etc.

(a)

duly executed transfers in the Agreed Form in favour of the Buyer or its nominee(s) in respect of the Shares (the “Stock Transfer Forms”), together with either, the certificates for the Shares or an indemnity for lost share certificate in the Agreed Form (the “Indemnity for Lost Share Certificates”);

(b)	as evidence of the authority of each person executing a document referred to in this Schedule 2 on a Seller’s behalf (as applicable), either:

(i)

a copy of the minutes of a duly held meeting of the directors of each Seller that is a body corporate (as applicable) authorising the execution by such Seller of the document, certified to be a true copy by a director or the secretary of such Seller; or

(ii)	a copy of the power of attorney conferring the authority, certified to be a true copy by a director or the secretary by such Seller; or

(iii)	such other evidence to the Buyer’s reasonable satisfaction of the authority of any person to sign on behalf of such Seller;

(c)

the certificate of incorporation and all certificates of incorporation on change of name, the common seal (if any), the statutory books and other record books of each Target Group Company written up to Completion;

(d)

certificates for all of the issued shares of the Subsidiary and SanPlena registered in the name of the Company or the Subsidiary, together with duly executed transfers in favour of the Buyer (or its nominee(s)) in respect of any shares in the Subsidiary or SanPlena that are not registered in the name of the Company or another of the Subsidiary;

(e)	a statement of all of the Target Group’s bank accounts and of the credit and debit balances on such accounts as at a date not more than seven days before Completion.

1.2	Resignation Letters and Associated Matters

(a)

resignation letters in the Agreed Form executed as deeds by [***] and [***] as directors of the Company and [***] as a director and officer of the Subsidiary, (the “Letters of Resignation”) in each case acknowledging that the officer in question has no claim against the Company or the Subsidiary for compensation for loss of office or otherwise;

(b)

all credit cards in the name or for the account of the Company or the Subsidiary together with any property in the possession of any officer or employee of the relevant Company resigning at Completion; and

1.3	Agreed Form Documents

~~(a)~~	~~Agreed Protocol;~~

(a)	~~(b)~~ Allocation Schedule Template;

(b)	~~(c)~~ Board Minutes of the Company and the Subsidiary;

(c)	~~(d)~~ Bonus Letters;

(d)	~~(e)~~ Comfort Letters;

(e)	~~(f)~~ Data Room Index;

(f)	~~(g)~~ Disclosure Letter;

(g)	~~(h)~~ Employment Agreements;

(h)	~~(i)~~ Escrow Agreement executed by the Sellers’ Representative;

(i)	~~(j)~~ Estimated Completion Statement;

(j)	~~(k)~~ Imperial Agreements;

(k)	~~(l)~~ Indemnity for Lost Share Certificates;

(l)	~~(m)~~ JV Change of Control Consent;

(m)	~~(n)~~ JV Operating Agreement;

(n)	~~(o)~~ JV Operating Agreement Amendment;

(o)	~~(p)~~ Letters of Resignation;

(p)	~~(q)~~ Loan Note Instrument;

(q)	~~(r)~~ Stock Transfer Forms;

(r)	~~(s)~~ Synthetic Executive Option Agreement;

(s)	~~(t)~~ Warranty Deed executed by the Warrantors;

(t)	~~(u)~~ W&I Policy;

2.	Further Obligations

The Sellers shall ensure, to the extent practicable in their capacity as directors or shareholders, (with the cooperation of the Buyer, as required) that at Completion a meeting of the board of directors of the Company and, as the case may be, each other Target Group Company, is held at which board resolutions in the Agreed Form are passed (prior to the resignations referred to at Paragraph 1.1(a) above taking effect):

2.1	to sanction for registration (subject, where necessary, to due stamping) the transfers in respect of the Shares and any shares referred to in Clause 1.1(a) above;

2.2	to appoint [***] to be directors of the Company and [***] to be a director and officer of the Subsidiary and accepting the resignations of the directors referred to above;

2.3	to amend all mandates to bankers to reflect the appointments and removals of the directors referred to above;

2.4	to change the registered office of the Company and each other Target Group Company to [***].

Part B

Buyer’s Obligations

Upon compliance by the Sellers with their obligations set out in Part A of this Schedule 2 the Buyer shall:

1.	pay to the Paying Agent Bank Account the Completion Payment in accordance with Clause3.9.1;

2.	pay to the Escrow Account the Retained Warranty Consideration in accordance with Clause 3.9.2;

3.	deliver to the Sellers’ Representative or the Sellers’ Solicitors:

(a)	the Escrow Agreement executed by the Buyer;

(b)	the Loan Note Instrument executed by the Buyer;

(c)	the Warranty Deed and Disclosure Letter executed by the Buyer; and

(d)	reasonable evidence of the authority of each person executing a document referred to in this Schedule 2 on the Buyer’s behalf.

SCHEDULE 3

FUNDAMENTAL TITLE WARRANTIES

1.	Capacity and Authority of the Sellers

1.1

Each Seller has full power and authority (without requiring the consent of any other person) and has taken all necessary corporate (or other) actions, to enter into and exercise its rights and perform its obligations to enter into this Agreement and (to the extent such Seller is a Warrantor) the Warranty Deed.

1.2

This Agreement and each of the Transaction Documents that are to be entered into by each of the Sellers will, when executed, constitute lawful, valid and binding obligations of such Seller in accordance with their respective terms.

1.3

The execution and delivery of this Agreement and (to the extent such Seller is a Warrantor) the Warranty Deed and the performance of and compliance with their respective terms and provisions by a Seller will not:

(a)	conflict with or result in a breach of, or constitute a default under, the Articles or any agreement or instrument to which such Seller is a party or by which such Seller is bound; or

(b)	conflict with or result in a breach of any law, regulation, order, writ, injunction or decree of any court or agency by which such Seller is bound.

1.4	Each Seller is not a party to any agreement or bound by any obligation, the terms of which will prevent the Buyer from enjoying the full benefit of this Agreement.

1.5	Each Seller is not subject to:

(a)

an order for the winding up, administration, bankruptcy of or for a provisional liquidator or equivalent officer in its relevant jurisdiction and no petition has been presented for the purpose of winding up or bankruptcy of such Seller (or notice of intention so to appoint filed in court);

(b)

a receiver (which expression will include an administrative receiver or equivalent or analogous officer in its relevant jurisdiction) appointed in respect of all or any material part of such Seller’s assets; or

(c)	a voluntary arrangement and no such arrangement has been proposed under section 1 of the Insolvency Act 1986 (or equivalent law in its relevant jurisdiction).

2.	The Shares and Share Capital

2.1

Each Seller is the legal and beneficial owner of the Shares set out opposite such Seller’s name in Part B of Schedule 1 and such Shares are free from all Encumbrances or any agreement, arrangement or obligation to create any of the same, in favour of any other person (other than at Completion).

3.	Commission and Finder’s Fee

3.1

No Seller is entitled to receive from any Target Group Company any finder’s fee, brokerage or other commission in connection with the purchase of the Shares and the other transactions contemplated by this Agreement or the Transaction Documents.

SCHEDULE 4

LIMITATIONS ON LIABILITY

1.	Monetary Limits on Claims

1.1	Subject to 2.4 below, the total aggregate liability of each Seller:

(a)

for all Fundamental Title Warranty Claims shall not exceed an amount equal to the amounts paid (which shall be deemed to include any amounts which have been, or but for the provisions of this paragraph 1.1(a) would have been, set-off and retained by the Buyer in accordance with Clause 14) to that Seller pursuant to this Agreement, and the Buyer’s rights of recovery (if any) shall be, at the sole discretion of the Buyer, either: (i) against each of the relevant of the Sellers directly pursuant to this Agreement (including but not limited to the set-off procedure set out in Clause 14); or (ii) pursuant to the W&I Policy, provided that the election of either (i) or (ii) shall not limit the ability to bring a claim in respect of the other;

(b)	for all Fundamental Business Warranty Claims, all Tax Warranty Claims or Tax Covenant Claims:

(i)

in respect of any such claims that are not an Uninsured Claim, shall not exceed the amount of US$ 1.00, and the Buyer’s sole right of recovery (if any) in excess of such US$ 1.00 cap on liability shall be pursuant to the W&I Policy; and

(ii)

in respect of any such claims that are an Uninsured Claim, shall not exceed an amount equal to the Seller’s Proportionate Share of the Maximum Uninsured Liability Amount, and the Buyer’s right of recovery (if any) shall be; (i) if on or before the Retained Warranty Consideration Payment Date against the Retained Warranty Consideration, or (ii) if after the Retained Warranty Consideration Payment Date directly against the Sellers pursuant to the set-off procedure set out in Clause 14;

(c)	for all Claims:

(i)

in respect of any Claims that are not an Uninsured Claim, shall not exceed the amount of US$ 1.00, and the Buyer’s sole right of recovery (if any) in excess of the US$ 1.00 cap on liability shall be under the W&I Policy; and

(ii)

in respect of any Claims that are an Uninsured Claim, shall not exceed an amount equal to the Seller’s Proportionate Share of the Maximum Uninsured Liability Amount, and the Buyer’s sole right of recovery (if any) in excess of the coverage under the W&I Policy shall be directly against the Sellers pursuant to the set-off procedure set out in Clause 14.

(d)

for any other claim against the Sellers pursuant to this Agreement or the Warranty Deed not otherwise captured in paragraphs 1.1(a) to (c) above, shall not exceed an amount equal to the amounts paid to that Seller pursuant to this Agreement (which shall be deemed to include any amounts which have been or, but for the provisions of this paragraph 1.1(d) would have been, set-off and retained by the Buyer in accordance with Clause 14), and the Buyer’s rights of recovery (if any) shall be against each of the Sellers directly pursuant to the set-off procedure set out in Clause 14, and/or directly against the relevant Seller in respect of an Executive Tax Indemnity Claim.

1.2

The Sellers shall not be liable in respect of a Claim unless and until the aggregate amount of all Claims against the Sellers exceeds US$ [***] (including interest, costs, fines, penalties and surcharges) (the “Threshold”), in which event the Sellers’ liability shall be for the total amount of all Claims and shall not be limited to the amount in excess of the Threshold.

1.3	The Sellers shall not be liable in respect of a Claim unless the amount of such Claim exceeds US$ [***] (including interest, costs, fines, penalties and surcharges).

1.4

For the purposes of calculating the Claims that count towards the Threshold, there shall be included in any Claim the amount of any costs, expenses and other liabilities incurred by the Buyer and any Target Group Company in connection with the making of any such Claim.

1.5

Without prejudice to any other provision of the Transaction Documents or this Schedule 4, the aggregate liability of each of the Sellers (whether in such capacity or in the capacity of Warrantor or otherwise) in respect of any claim under this Agreement and/or the Warranty Deed and/or any other Transaction Document (including any Claim, Fundamental Warranty Claim, Tax Warranty Claim or Tax Covenant Claim) shall not in aggregate exceed the amount of Consideration paid (which shall be deemed to include any amounts which have been, or but for the provisions of this paragraph 1.5 would have been, set-off and retained by the Buyer in accordance with Clause 14) to that Seller in cleared funds in accordance with this Agreement.

1.6	All provisions of paragraphs 1.1 and 1.2 of this Schedule 4 are subject to any adjustment specifically provided for in paragraph 3.2 of Schedule 3 of the Warranty Deed.

2.	Time Limits for Claims

2.1

The Sellers shall not be liable in respect of a claim under the Warranties and Tax Covenant unless written Notice of such claim is served upon the Sellers’ Representative (who shall promptly notify the Fund Sellers):

(a)	in the case of a Fundamental Warranty Claim on or before the date [***] after the date of this Agreement;

(b)	in the case of a Claim which is not a Tax Warranty Claim or Tax Covenant Claim on or before the date [***] after the date of this Agreement;

(c)	in the case of a Tax Warranty Claim or Tax Covenant Claim (other than an Executive Tax Indemnity Claim) on or before the date [***] after the date of this Agreement; and

(d)

in the case of an Executive Tax Indemnity Claim on or before the later of the date [***] after the date of this Agreement and the date [***] after the date of the payment triggering the relevant Executive Tax Amount.

2.2

The Notice shall provide reasonable details (to the extent that such details are known to the Buyer) of the nature of any Claim, the circumstances that have given rise to it and, if practicable, the amount claimed (provided that any failure by the Buyer to provide any of such details shall not prejudice the Claim in question).

2.3	Following the giving of Notice under Paragraph 2.1(b), either:

(a)

where the Claim arises by reason of a liability of the Buyer or a member of the Target Group, that at the time of service of the notice, is contingent only or otherwise not capable of being quantified, the liability of the Sellers shall determine, if legal proceedings in respect of such Claim have not been commenced within [***] of such Claim ceasing to be contingent or becoming capable of being quantified; or

(b)	where the Claim does not fall within Paragraph 2.3(a) above, the liability of the Sellers shall determine, if legal proceedings have not been commenced within [***] of the service of such notice.

2.4

Nothing in this Schedule 4 shall have the effect of limiting or restricting any liability for any Seller in respect of a claim pursuant to this Agreement, the Warranty Deed or the Transaction Documents to the extent such liability results from fraud, fraudulent misrepresentation, deliberate non-disclosure or wilful concealment.

3.	Double Claims

If the same fact, subject matter, event or circumstance gives rise to more than one claim for breach of any Warranties, a claim under the Tax Covenant or to a claim under this Agreement, the Warranty Deed, or any other Transaction Document, the Buyer shall not be entitled to recover more than once in respect of such fact, subject matter, event or circumstance.

4.	Changes and/or after Completion

The Sellers shall not be liable for any Claim or to the extent that it arises, or is increased or extended by:

4.1	any change to legislation, any increase in rates of Taxation or any change in the published practice of a Tax Authority, in each case made on or after Completion with retrospective effect;

4.2	any change in the accounting reference date of the Buyer or any Target Group Company made on or after Completion;

4.3	any act or omission of the Buyer (or any persons deriving title from it) or the Target Group after Completion, save where such act or omission of the Buyer is:

(a)	pursuant to a legally binding obligation entered into by Target Group prior to Completion; or

(b)	in order to comply with any Applicable Law; or

(c)	at the written request of, or with the written consent of, the Sellers’ Representative in consultation with the Fund Sellers;

4.4	the subject matter of the Claim gives rise to a corresponding benefit of any kind;

4.5

it would not have arisen or would have been reduced or eliminated but for any claim, election, surrender or disclaimer made or notice or consent given or any other thing done after Completion by the Company or any other Target Group Company or the Buyer or any person connected with them;

4.6

any diminution in the value of any Target Group Company arises or is increased as a result of or in or connection with any delay or failure to deal with any matter in a proper and efficient manner at the time when such facts became known or reasonably ought to have become known to the Buyer or any of its officers; or

4.7

any change in any accounting policy or practice of any Target Group Company made on or after Completion, save where such change is required to conform such policy or practice with relevant accounting standards, or where such change is necessary to correct an improper policy or practice.

5.	Reimbursement of Claims

If, after the Sellers have made any payment in respect of a Claim or a Fundamental Business Warranty Claim, the Buyer recovers from a third party a cash sum that is directly referable to that payment (the “Recovery Amount”), then the Buyer shall forthwith repay (or procure the repayment of) to the Sellers so much of the Recovery Amount (less all reasonable costs, charges and expenses incurred in making such recovery) as does not exceed the sum paid by the Sellers.

6.	Disclosure

The Sellers shall not be liable for any Claim, Fundamental Business Warranty Claim (other than as set out in paragraphs 1 and 2 of Schedule 2 of the Warranty Deed) and Tax Warranty Claim if, and to the extent that, the fact, matter, circumstance or event giving rise to such Claim, Fundamental Business Warranty Claim and Tax Warranty Claim has been Disclosed in the Disclosure Letter.

7.	Mitigation

The Buyer and any other member of the Buyer’s Group will take or otherwise procure that reasonable steps are taken to avoid or mitigate any Losses which it and/or they may suffer in consequence of the fact(s) or matter(s) giving rise to any claim, other than in respect of the Tax Covenant which shall be governed by the terms set out therein.

SCHEDULE 5

CONTINGENT CONSIDERATION

1.	Definitions

1.1	In this Schedule 5, the following words and expressions have the following meanings. Capitalized terms used in this Schedule 5 but not defined herein have the meaning set forth in the Agreement.

~~“Agreed Protocol” means the clinical trial protocol of Imperial College at the date of this Agreement, as set out in Folder 3.Technical (ZHP-GLP06) (Regulatory Submission) (2.GLP06 GNA CLEAN) of the Data Room, which has received a positive Review Board opinion and been approved by the relevant Governmental Authority;~~

“Calendar Year” means a consecutive period of twelve months commencing on January 1 and ending on December 31;

“Change of Control” means a transaction or series of transactions pursuant to which a person or connected persons acquire, directly or directly, a majority of the voting rights of the Buyer or any of its Affiliates;

“Combination Product” means [***];

“Commercial Milestone Event” has the meaning set out in Paragraph 2.4;

“Commercial Milestone Payment” has the meaning set out in Paragraph 2.4;

“Commercialize” means the marketing, advertising, promotion, distribution, or sale of any Product;

“Commercially Reasonable Efforts” means[***] Commercially Reasonable Efforts will be determined on an indication-by-indication basis for the applicable Company Product, and it is anticipated that the level of effort will change over time, reflecting changes in the status of such Company Product and the market or country involved. The Sellers expressly understand and accept that the use of Commercially Reasonable Efforts may result in Buyer ceasing the development or commercialization of a Company Product (in whole or in part), and that once development or commercialization for a Company Product has ceased in compliance with this Agreement, Commercially Reasonable Efforts does not require the continued re-evaluation of whether development or commercialization must be re-initiated for such Company Product;

“Cover” means, with respect to a product, technology, process, method, or mode of administration that, in the absence of ownership of or a license granted under a particular Patent Right, the manufacture, use, offer for sale, sale, or importation of such product or the practice of such technology, process, method, or mode of administration would infringe such Patent Right or, in the case of a patent application that has not yet issued, would infringe such claim if it were to issue without change.

“Development Milestone Events” has the meaning set out in Paragraph 2.2;

“Development Milestone Payments” has the meaning set out in Paragraph 2.2;

“FFDCA” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto);

“First Commercial Sale” means, on a Company Product-by-Company Product basis, the first applicable sale of a given Company Product under this Schedule 5 by the Buyer, its Affiliates, or its or their Licensees to either (a) a distributor for onward sale or (b) a healthcare institution for prescription to an end user for use, consumption, or resale of such product where Regulatory Approval and any necessary reimbursement approval of the product has been obtained and where the sale results in a recordable Net Sale, including named patient sales or expanded access program sales for commercial use. “First Commercial Sale” will not include: (a) any distribution or other sale of investigational new drugs, compassionate or emergency use sales, or pre-Regulatory Approval sales made for non-commercial, compassionate purposes (or the like) or other similar non-commercial uses or sales, or named patient sales or expanded access program sales for non-commercial use; or (b) sale of a Company Product by the Buyer to an Affiliate or a Licensee of the Buyer, unless such Affiliate or such Licensee is the end user of such Company Product and such sale results in a Net Sale;

“First FDA Approval Milestone” has the meaning as defined in Table 2.3;

“First FDA Filing Acceptance Milestone” has the meaning as defined in Table 2.3;

“GAAP” as used in this Schedule 5 means United States generally accepted accounting principles, which principles are currently used at the relevant time and consistently applied by the applicable party;

“GIP Receptor” means the member of the class B family of G protein coupled receptors that in humans is encoded by the GIPR gene that serves as the receptor for the hormone gastric inhibitory polypeptide (GIP);

“Gross JV Receipt” and “Gross JV Receipts” have the meaning set out in Paragraph 2.5(a).

“Lead Product Phase I MAD Study” means [***];

“Lead Product Phase I SAD Study” means [***];

“Lead Product Phase I Studies” means [***];

“Lead Product Phase II Study” means [***];

“License” and “Licensee” have the meaning set out in the definition of Non-Royalty License Income;

“MAA” or “Marketing Authorization Application” means any: (a) Biologics License Application submitted under Section 351(a) of the PHSA; (b) New Drug Application as defined in the FFDCA; (c) a marketing authorization application submitted to the EMA pursuant to the centralized approval procedure; (d) a marketing authorization application submitted to the applicable Regulatory Authority of a country in the EU/EEA with respect to the mutual recognition or any other national procedure; (e) a marketing authorization application submitted to the MHRA; or (f) substantially similar application or submission to those set out in clauses (a) to (e) filed with a Regulatory Authority in a country or group of countries to obtain Regulatory Approval to commercialize a biopharmaceutical or diagnostic product in that country or in that group of countries in each case ((a) through (e)), including any amendments thereto, and supplemental applications;

“Medicare” means Medicare (Title XVIII of the Social Security Act);

“Medicare Reimbursement Milestone” has the meaning as defined in Table 2.3;

“Milestone Events” means the Development Milestone Events, the Regulatory Milestone Events and the Commercial Milestone Events;

“Milestone Payments” means the Development Milestone Payments, the Regulatory Milestone Payments, and the Commercial Milestone Payments (if applicable);

“Net JV Consideration Amount” and “Net JV Consideration Amounts” have the meaning set out in Paragraph 2.5(a).

“Net Receipts Payments” has the meaning set out in Paragraph 3.2 of this Schedule 5;

“Net Sales” means with respect to a Company Product, [***]

Such amounts will be determined consistent with a Selling Party’s customary practices and in accordance with GAAP. It is understood that any accruals for individual items reflected in Net Sales are periodically (at least quarterly) trued up and adjusted by each Selling Party consistent with its customary practices and in accordance with GAAP.

Notwithstanding any provision to the contrary set forth in this Agreement, [***]

“Net Sales Term” means, [***];

“Non-Obesity Regulatory Milestones” has the meaning as defined in Table 2.3;

“Non-Royalty License Income” means payments received by the Buyer or its Affiliates from a Third Party to whom Buyer or any of its Affiliates [***]

“Obesity” means a medical condition in which an individual has a body mass index (BMI)—a person’s weight divided by the square of the person’s height— over 30 kg/m2;

“Other Component” has the meaning set out in the definition of Combination Product;

“Other Product Phase I Development Milestones” has the meaning as defined in Table 2.2;

“Other Products Cap” has the meaning as defined in Paragraph 2.2(e) of this Schedule 5

“Phase I MAD Development Milestone” has the meaning as defined in Table 2.2;

“Phase I SAD Development Milestone” has the meaning as defined in Table 2.2;

“Phase I Study” means the first testing in humans, whether healthy volunteers or patients, of a pharmaceutical or biological investigational medicinal product conducted under a valid and effective investigational new drug application (“IND”) or comparable foreign regulatory authorization, with the primary objective of determining the safety, metabolism, pharmacokinetic properties, clinical pharmacology, side effects, dose and dosing schedule of such product, and secondary objective of gaining early evidence of effectiveness, in a manner that is generally consistent with 21 C.F.R. § 312.21(a), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region. Notwithstanding anything to the contrary set forth in this Agreement, treatment of patients as part of an expanded access program, compassionate sales or use program (including named patient program or single patient program), or an indigent program, in each case, will not be included in determining whether or not a clinical trial is a Phase I Study or whether a patient has been dosed thereunder;

“Phase II Study” means a clinical trial in humans that is intended to explore the feasibility, safety, dose ranging, or efficacy of a pharmaceutical biological investigational medicinal product conducted under a valid and effective IND or comparable foreign regulatory authorization that is prospectively designed to generate sufficient data (if successful) to commence a Phase III Study for such product, in a manner that meets the requirements of 21 C.F.R. § 312.21(b), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region. Notwithstanding anything to the contrary set forth in this Agreement, treatment of patients as part of an expanded access program, compassionate sales or use program (including named patient program or single patient program), or an indigent program, in each case, will not be included in determining whether or not a clinical trial is a Phase II Study or whether a patient has been dosed thereunder;

“Phase III Study” means a clinical trial in humans of a pharmaceutical or biological investigational medicinal product conducted under a valid and effective IND or comparable foreign regulatory authorization that is performed after preliminary evidence of efficacy has been generated for a particular indication(s) in patients with the disease or condition for which the product is intended, to gain evidence with statistical significance of the efficacy of such product for such indication(s), and to obtain expanded evidence with statistical significance of the efficacy of such product that is needed to evaluate the overall benefit-risk relationship of such product, to form the basis for approval of a MAA by a Governmental Authority, and to provide an adequate basis for physician labelling, in a manner generally consistent with 21 C.F.R. § 312.21(c), as amended (or its successor regulation), or with respect to any other country or region, the equivalent of such clinical trial in such other country or region. Notwithstanding anything to the contrary set forth in this Agreement, treatment of patients as part of an expanded access program, compassionate sales or use program (including named patient program or single patient program), or an indigent program, in each case, will not be included in determining whether or not a clinical trial is a Phase III Study or whether a patient has been dosed thereunder;

“Phase III Development Milestones” has the meaning as defined in Table 2.2;

“PHSA” means the Public Health Service Act, 42 U.S.C. § 201 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto);

“Pivotal Phase III Study” means a Phase III Study designed to demonstrate the investigational medicinal product’s safety and efficacy in terms of its specific use within a specific patient population, the results of which are reasonably expected to be sufficient to obtain Regulatory Approval for the medicinal product in question;

“PK and Safety Data” means data concerning the relevant investigational medicinal product’s pharmacokinetics and safety data;

“Regulatory Approval” means, with respect to a particular country or other regulatory jurisdiction, any approval of an MAA or other approval, product, or establishment license, registration, listing or authorization required by applicable law for the commercial sale of a pharmaceutical, diagnostic, or biologic product in such country or other regulatory jurisdiction, excluding any decisions regarding pricing or reimbursement;

“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction, including the FDA, European Commission and EMA, MHRA and any other applicable Governmental Authority involved in granting Regulatory Approval;

“Regulatory Milestone Event” has the meaning set out in Paragraph 2.3;

“Regulatory Milestone Payment” has the meaning set out in Paragraph 2.3;

“Selling Party” has the meaning set out in the definition of Net Sales;

“Subsequent FDA Approval Milestones” has the meaning as defined in Table 2.3;

“Territory” means worldwide; and

“Valid Claim” means, with respect to a particular country, (a) a claim of any issued and unexpired patent in such country whose validity, enforceability, or patentability has not been terminated by any of the following: (i) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (ii) a holding, finding, or decision of invalidity, unenforceability, or non-patentability, from which decision no appeal can be further taken, or (b) a claim within a patent application in such country that has not been pending for more than [***] from the earliest date to which such claim or the applicable patent application is entitled to claim priority and which claim has not been revoked, cancelled, withdrawn, held invalid, or abandoned.

2.	Milestone Payments.

2.1	Overview

(a)	The Buyer shall use Commercially Reasonable Efforts to achieve:

(i)	the Development Milestone Events;

(ii)	the Regulatory Milestone Events; and

(iii)	the Commercial Milestone Event,

in respect of (i) the Lead Product and (ii) either the Second Product or one Other Product (as determined in Buyer’s sole discretion), in each case in respect of Obesity only, and excluding the Non-Obesity Regulatory Milestones.

(b)	Except as expressly set forth herein, for the purposes of determining whether any Milestone Payment is payable:

(i)	in respect of a Milestone Event, the applicable Milestone Payment shall only be payable once on the first occurrence of such applicable Milestone Event;

(ii)	in respect of a Company Product that contains a combination of two or more Company Peptides, then such Milestone Payment shall only be paid once in respect of each particular combination; and

(iii)

in respect of any Combination Product that contains the same single Company Peptide or combination of Company Peptides as any Company Product that is not a Combination Product, then such Milestone Payment shall only be paid once in respect of each particular Company Peptide or combination of Company Peptides.

(c)	Exhibit A to this Schedule 5 contains worked examples of the Milestone Payments payable in respect of Company Products under this Schedule.

2.2	Development Milestones

(a)

The Buyer will pay to the Sellers the milestone payments set out in Table 2.2, in each case, less any applicable Contingent Consideration Deductions (the “Development Milestone Payments”), in accordance with the procedure set out in Paragraph 4 (Payments and Reports), upon the first achievement (subject to Paragraph 2.2(c)) of the corresponding milestone event set out in Table 2.2 (the “Development Milestone Events”) by the Buyer or its Affiliates or its or their Licensees.

(b)

The parties acknowledge and agree that the maximum aggregate amount payable to the Sellers pursuant to this Paragraph 2.2 (Development Milestones) (subject to Paragraph 2.2(c)), excluding the Phase III Development Milestones, will not exceed fifty-two million, five hundred thousand United States Dollars (US$ 52,500,000).

(c)

The Other Product Phase I Development Milestones (subject to the Other Products Cap) and the Phase III Development Milestones may be paid more than once (but only once with respect to any particular Other Product), otherwise all other Development Milestone Payments shall be paid only once.

TABLE 2.2: Development Milestones

Development Milestone Event	Development Milestone Payment

1. [***]	US$ [***]

2. [***]	US$ [***]

3. [***]	US$ [***]

4. [***]	[***] in respect of each occurrence, subject to the Other Products Cap; and [***] in respect of each occurrence, subject to the Other Products Cap

5.   [***] For the avoidance of doubt the Phase III Development Milestone is not subject to a maximum or minimum number of Company Products for which it is payable, nor is there an estimate which can vary up and down.

US$ 27,500,000

(d)	If the results required to trigger the [***].

(e)	The maximum aggregate amount payable in respect of the [***] (the “Other Products Cap”). No further amounts shall be payable in excess of the Other Products Cap [***].

(f)	Subject to Paragraph 2.2(e), for the purposes of determining whether multiple Milestone Payments are payable in respect of the [***].

2.3	Regulatory Milestones

(a)

The Buyer will pay to the Sellers the milestone payments set out in Table 2.3, in each case, less any applicable Contingent Consideration Deductions (the “Regulatory Milestone Payments”), in accordance with the procedure set out in Paragraph 4 (Payments and Reports), upon the first achievement (subject to Paragraph 2.3(b)) of the corresponding milestone event set out in Table 2.3 (the “Regulatory Milestone Events”) by the Buyer or its Affiliates or its or their Licensees.

(b)	The Subsequent FDA Approval Milestones and the Non-Obesity Regulatory Milestones may be paid more than once, otherwise all other Regulatory Milestone Payments shall be paid only once.

TABLE 2.3: Regulatory Milestones

Regulatory Milestone Event	Regulatory Milestone Payment
1. [***]	US$ [***]

2. [***]	US$ [***]

3. [***]	US$ [***]

4.  [***], provided that such [***] occurs not later than fifteen (15) years following Completion [***] For the avoidance of doubt the Subsequent FDA Approval Milestone is not subject to a maximum or minimum number of Company Products for which it is payable, nor is there an estimate which can vary up and down.

US$ 30,000,000

5.  [***] provided that such Regulatory Approval occurs not later than fifteen (15) years following Completion [***] For the avoidance of doubt the Non-Obesity Regulatory Milestone is not subject to a maximum or minimum number of Company Products for which it is payable, nor is there an estimate which can vary up and down.

US$ 10,000,000

(c)	The Buyer shall not be required to use Commercially Reasonable Efforts in respect of [***].

2.4	Commercial Milestone

(a)

The Buyer will pay to the Sellers US$ 5,000,000 upon the First Commercial Sale of each Company Product in the United States of America (a “Commercial Milestone Event”), in each case less any applicable Contingent Consideration Deductions (the “Commercial Milestone Payments”), in accordance with the procedure set out in Paragraph 4 (Payments and Reports), upon the first achievement of such event by the Buyer or its Affiliates. For the avoidance of doubt the First Commercial Sale of each Company Product Milestone is not subject to a maximum or minimum number of Company Products for which it is payable, nor is there an estimate which can vary up and down.

2.5	JV Milestone

(a)

Subject to Paragraphs 2.5(b) and 2.5(c) of this Schedule 5, in respect of each Calendar Year ending on or after Completion the Buyer will pay to the Sellers on the relevant Annual JV Payment Date an amount equal to the total royalties, milestones, dividends, proceeds of sale of units or other interests and other irrevocable consideration payments (but excluding any intra-group payments or repayments of liabilities) received by the Subsidiary or the Company from SanPlena or, in the case of the sale of units or other interests in SanPlena, from the buyer of those units or other interests in the course of such Calendar Year (each amount received being a “Gross JV Receipt” and together the “Gross JV Receipts”)) less:

(i)	any Tax incurred or that will be incurred as a result of or otherwise in respect of the receipt by the Subsidiary or the Company of a Gross JV Receipt;

(ii)	any withholding or deduction on account of Tax incurred by SanPlena on the payment of a Gross JV Receipt;

(iii)

where a Gross JV Receipt is passed or otherwise conveyed or transferred, by whatever means and whether directly or through the group structure, including by way of dividend distribution of distributable reserves directly attributable to the Gross JV Receipt, to the Buyer (and a reference to “passed” or “passing” in this Paragraph 2.5 shall be construed accordingly) in the Calendar Year in which it is received, any Tax, including any withholding or deduction on account of Tax, incurred or that will be incurred by SanPlena, the Company or the Subsidiary on the passing of the Gross JV Payment to the Buyer;

(iv)

where a Gross JV Receipt has not been passed to the Buyer or has been passed to the Buyer by way of loan, in each case by the end of the Calendar Year in which it is received, a reasonable estimate of the Tax that will be incurred, including any withholding or deduction on account of Tax, on the passing, whether in that Calendar Year or in future, of that Gross JV Receipt to the Buyer, and for the purposes of each of Paragraphs 2.5 (a)(i) to (iv) above all amounts of Tax shall be calculated ignoring the availability of any Relief of the Subsidiary, the Company and/or the Buyer;

(v)	any royalties or other amounts payable to IP2IPO Innovations Limited in connection with such milestone, royalty and other payments received by the Company; and

(vi)	any deduction under Paragraph 2.5(e).

(each a “Net JV Consideration Amount” and all the “Net JV Consideration Amounts”).

(b)

Each payment under Paragraph 2.5(a), 2.5(c) or 2.5(d) shall be due and payable by the Buyer on the date [***] following the end of the relevant Calendar Year (the “Annual JV Payment Date”), where the relevant Calendar Year shall be:

(i)	in the case of any Net JV Consideration Amount payable under Paragraph 2.5(a), the Calendar Year in which Gross JV Receipts are received from SanPlena by the Subsidiary or the Company;

(ii)

in the case of an amount under Paragraph 2.5(d), the Calendar Year in which in which the Tax amount is finally determined (and for the avoidance of doubt not the Calendar Year in respect of which such Tax arose); and

(iii)

in the case of an amount under Paragraph 2.5(c), the Calendar Year in which such refund or repayment is received from the Tax Authority or such Tax liability would have been payable to the Tax Authority but for the availability of such Tax credit;

(the aggregate amount, if any, payable by the Buyer under Paragraphs 2.5(a), 2.5(c) and 2.5(d) on a given Annual JV Payment Date being the “Annual JV Payment”).

(c)

Where Tax which was taken into account by reducing a Net JV Consideration Amount payable under Paragraph 2.5(a) is subsequently repaid or refunded to, or credited against a cash Tax liability of (other than any liability in respect of which a Tax Covenant Claim or Tax Warranty Claim arises, or would arise but for the W&I Policy), the Buyer or any member of the Buyer’s Group (in each case at no cost to any Buyer’s Group Company), then the Buyer shall pay the Sellers an amount equal to such repaid, refunded or saved Tax.

(d)

The Buyer shall make a further payment to the Sellers equal to the difference, if any, between any amount deducted under Paragraph 2.5(a)(iv) on account of estimated Tax and the actual Tax liability due and payable with respect to such Tax determined after filing the requisite Tax returns.

(e)

The Buyer may make a further deduction against any payment arising under Paragraph 2.5(a) equal to the difference, if any, between any amounts previously deducted under Paragraph 2.5(a)(iv) on account of Tax and the actual Tax (if greater) due and payable determined after filing the requisite Tax returns.

(f)

The Buyer shall keep the Sellers’ Representative reasonably informed in writing of the basis of the determination of the Tax pursuant to Paragraphs 2.5(a) (i) to (iii), the proposals in relation to passing the Gross JV Receipt to the Buyer, the actual Tax that will arise and any material repayment/credit arising in respect of Tax that has been deducted under Paragraph 2.5(a).

(g)

The Buyer’s rights, obligations and liabilities under each of Paragraphs 2.5(c), 2.5(d), 2.5(e) and 2.5(f) are limited to, and shall terminate on the expiry of, the period of [***] following the payment of the underlying Net JV Consideration Amount to which such right or liability relates.

(h)	The Buyer shall not be obliged to make an Annual JV Payment unless it [***]

(i)	The JV Milestone Payments shall be payable to the Sellers as follows:

(i)	[***] shall be paid to the Sellers in their entirety;

(ii)	[***] shall be paid to the Sellers.

(iii)	The total amount of JV Milestone Payments payable to the Sellers under this Paragraph 2.5 shall not, in aggregate, exceed thirty-five million United States Dollars (US$ 35,000,000).

(j)

The Buyer shall not, and shall procure that the Company and the Subsidiary shall not, take any steps (i), prior to the valid execution of the JV Operating Agreement Amendment, for the primary purpose of or with the sole intention to materially breach or (ii), following the valid execution of the JV Operating Agreement Amendment, that would result in a material breach the terms of the JV Licence Agreement or the JV Operating Agreement. For clarity, the foregoing will not limit the Buyer’s, the Company’s or Zihipp. Inc.’s exercise of their respective rights of termination, amendment, assignment, buy-out, dissolution of SanPlena, or otherwise, under the JV License Agreement or the JV Operating Agreement.

3.	Net Sales Payments and Net Receipts Payments

3.1	Net Sales Payments

(a)

Subject to the terms of this Agreement, including any deductions permitted pursuant to Paragraph 6.1 of this Schedule 5, the Buyer will pay to the Sellers tiered payments on aggregate, [***] in accordance with the procedure set out in Paragraph 4 (Payments and Reports):

TABLE 3.1: Net Sales Rates
Annual Net Sales	Payment Rates
[***]	[***]%
[***]	[***]%
[***]	[***]%

For example, [***]

3.2	Net Receipts Payments

(a)

Subject to the terms of this Agreement, the Buyer will pay to the Sellers, [***] (the “Net Receipts Payments”) of the applicable Company Products in the Territory in a Calendar Year during the applicable Net Sales Term at the applicable rates set out in Table 3.2 (Non-Royalty License Income):

TABLE 3.2: Non-Royalty License Income
Time of grant of applicable License	% of Non-Royalty License Income
[***]	[***]%
[***]	[***]%
[***]	[***]%

(b)

If the Buyer or any of its Affiliates receives any Non-Royalty License Income from a Licensee in connection with the achievement of any Milestone Event set out herein or any event that is substantially the same as such Milestone Event, [***]

4.	Payments and Reports

4.1	The Buyer will provide the Sellers’ Representative with prompt written notice (who shall promptly notify the Fund Sellers) (a “Payment Notice”):

(a)	upon the achievement of any of the Development Milestone Events set out in Paragraph 2.2 (Development Milestones);

(b)	upon the achievement of any of the Regulatory Milestone Events set out in Paragraph 2.3 (Regulatory Milestones);

(c)	upon the achievement of any of the Commercial Milestone Events set out in Paragraph 2.4 (Commercial Milestone);

(d)	upon receipt of any Non-Royalty License Income;

(e)	in respect of any Net Sales Payments due, no later than [***] after the end of each Calendar Year to which they relate; and

(f)	in respect of any Annual JV Payment no later than [***] after the end of the relevant Calendar Year.

4.2	The Payment Notice shall set out (as applicable):

(a)	the corresponding Milestone Payments;

(b)	any Net Receipts Payments;

(c)	any Net Sales Payments; or

(d)	any Annual JV Payment,

due to the Sellers in accordance with this Agreement, and in respect of the Net Receipts Payments and the Net Sales Payments the Payment Notice shall contain the information set out in Paragraphs 4.8 and 4.9 respectively.

4.3	Except as otherwise provided for in this Agreement (including in respect of the [***]), the Buyer shall pay or issue Loan Notes in respect of, as the case may be:

(a)

any Milestone Payments no later than [***] after delivery of the relevant Payment Notice~~;~~ (other than the Milestone Payments in respect of the [***] or the [***], which the Buyer shall pay or issue Loan Notes in respect of, as the case may be, no later than [***] after delivery of the relevant Final Allocation Schedule in accordance with Clause 5.3);

(b)	any Net Receipts Payments no later than [***] after delivery of the relevant Payment Notice;

(c)	any Net Sales Payments no later than [***] after the end of the applicable Calendar Year; and

(d)	the Annual JV Payment on the Annual JV Payment Date,

or, if later, the Buyer shall pay or issue Loan Notes in respect of, as the case may be, any such amounts following any withholding by the Buyer and subsequent release pursuant to Clause 14 (Set-Off).

4.4

The Buyer will calculate the Net Sales Payments payable to the Sellers pursuant to Paragraph 3.1 at the end of each Calendar Year and deliver a Payment Notice in accordance with Paragraphs 4.1, 4.8 and 4.9; except that if, in any Calendar Year, no Net Sales Payments are due, then no such notice will be due.

4.5

The Sellers’ Representative shall deliver to the Buyer a Draft Allocation Schedule in accordance with Clause 5 of this Agreement relating to the allocation of any amounts payable to the Sellers pursuant to the Payment Notice delivered by the Buyer under ~~Paragraph 5.1.~~Clause 5.1, and, in the event that any Draft Allocation Schedule is not delivered in a relevant [***] period as specified in Clause 5.2, the applicable time periods in Paragraph 4.3 shall be extended as reasonably necessary to allow the Buyer to comply with its obligations to make payments or issue Loan Notes, such extension being for up to a maximum period of the number of Business Days between the expiry of the relevant [***] period as specified in Clause 5.2 and the day on which the Draft Allocation Schedule is delivered to the Buyer.

4.6	The Buyer will pay such amounts to the Sellers pursuant to the Final Allocation Schedule in accordance with Clause 5.3 of this Agreement.

4.7	The Buyer shall pay any amounts due pursuant to Paragraph 4.6 to each Seller in accordance with their respective Proportionate Share:

(a)

in respect of a Non-Rollover Seller, in cash in United States Dollars in immediately available federal funds to the Paying Agent Bank Account, the instruction of which shall discharge the Buyer from any further obligation to make such payment; and

(b)	in respect of a Rollover Seller, through the issue of Loan Notes by the Buyer in accordance with the Loan Note Instrument and Clause 17.1.4 .

4.8

Each Payment Notice in respect of Net Receipts Payments shall be accompanied by a statement setting out for each Selling Party and each Company Product in the relevant Calendar Year, any Non-Royalty License Income received and a calculation of the aggregate Net Receipts Payments payable to the Sellers.

4.9

Each Payment Notice in respect of Net Sales Payments shall be accompanied by a statement setting out for each Selling Party and each Company Product in the relevant Calendar Year, (i) Net Sales in the currency for which such Company Product was sold (and, if the currency of sale was not United States Dollars, also in United States Dollars), (ii) a calculation of the aggregate Net Sales Payments payable to the Sellers, (iii) any adjustments made in respect of Combination Products, (iv) any deductions permitted pursuant to Paragraph 6.1 of this Schedule 5, and (v) the amount of any Contingent Consideration Deductions made.

5.	Reports, records and audit rights

5.1

The Buyer shall provide, not less than once every Calendar Year after Completion (with delivery to occur in the final [***] of each Calendar Year), a written report to the Sellers’ Representative (who shall promptly notify the Fund Sellers) setting forth a high-level summary of all material events, occurrences and developments concerning the development and commercialisation of the Company Products during such Calendar Year (each such report, a “Status Report”).

5.2	The information provided by the Buyer in each Status Report shall be provided in good faith, but without representation, warranty or other assurance.

5.3

If, within [***] after delivery of a Status Report by the Buyer to the Sellers’ Representative (or at any time during which the Buyer persists in any failure to deliver a Status Report when due under Paragraph 5.1), the Sellers’ Representative requests (in writing to the Buyer) a meeting (at such time and date as the Sellers’ Representative may reasonably request and as may include, if so specified by the Sellers’ Representative, a meeting by way of telephone or video conference) with representatives of the Buyer to discuss the matters described in Paragraph 5.1, then the

Buyer and its Affiliates shall make available for such a meeting one or more of its officers and employees as have oversight of, and management responsibility concerning, the development and commercialisation of Company Products (and development activities that may give rise new Company Products), and the Buyer shall procure that such persons respond appropriately and to the best of their ability to any queries raised at the meeting by the Sellers’ Representative with respect to the matters described in Paragraph 5.1. Such responses shall be provided in good faith, but without representation, warranty or other assurance.

5.4

The Buyer shall make reasonably available (and inform the Sellers’ Representative of the contact details of) a suitably qualified employee of the Buyer or its Affiliates who shall have a good knowledge of the development and commercialisation activities undertaken with respect to the Company Products (and development activities that may give rise new Company Products) and who shall promptly respond appropriately and to the best of their ability by telephone or by e-mail to such reasonable queries as may be posed by the Sellers’ Representative concerning any matters described in Paragraph 5.1. Such responses shall be provided in good faith, but without representation, warranty or other assurance.

5.5

The Buyer and its Affiliates shall keep, and with respect to clauses (i) and (ii), will use reasonable efforts to require that their Licensees keep, at their normal place of business detailed, up to date records and accounts, in accordance with the requirements of GAAP, showing: (i) the quantity and invoiced price or non-cash consideration for all Company Products sold by it or its Affiliates or on its or its Affiliates’ behalf broken down on a country-by-country basis, (ii) the invoiced amounts, deductions from such amounts and Net Sales of all Company Products in local currencies broken down on a country-by-country basis, and (iii) the amounts received by Buyer and its Affiliates giving rise to Non-Royalty License Income and the associated Non-Royalty License Income, in each case of (i), (ii) and (iii) during the previous [***].

5.6

The Buyer and its Affiliates shall make such records and accounts available, on reasonable notice, not more than once in any Calendar Year for inspection during business hours by an independent chartered accountant nominated by Sellers’ Representative for the purpose of verifying the accuracy of any statement or report given by the Buyer under Paragraph 4. No records or accounts will be audited more than once during the [***] period that Buyer and its Affiliates are required to maintain such records and accounts pursuant to Paragraph 5.5. The Buyer and its Affiliates shall co-operate reasonably with any such accountant and shall promptly provide all information and assistance reasonably requested by such accountant (provided, that with respect to Net Sales of any Licensee, Buyer and its Affiliates will only be required to provide the information that such Licensee is required to provide to Buyer or its Affiliates). The accountant shall be required to keep confidential all information learnt during any such inspection, and to disclose to Sellers’ Representative only such details as may be necessary to report on the accuracy of the Buyer’s statement or report. Sellers’ Representative shall be responsible for the accountant’s charges unless the accountant certifies that there is an inaccuracy of more than [***]% ([***] percent) in any royalty statement, in which case the Buyer shall pay the charges in respect of that inspection. Buyer may credit any overpayments revealed by the accountant’s inspection against any future Milestone Payments, Net Sales Payments or Net Receipts Payments payable by the Buyer to the Sellers.

5.7

The Buyer and the Sellers shall co-operate in good faith to resolve any discrepancies identified during any inspection under Paragraph 5.6. The Buyer shall pay any shortfall in the amounts paid to Sellers under this Agreement within [***] following receipt of a copy of the independent chartered accountant’s report. The Sellers shall pay any overpayment in the amounts paid to Sellers under this Agreement within [***] following receipt of a copy of the independent chartered accountant’s report. Any underpayment shall be paid together with interest on any such amount at a rate equivalent to [***] percent ([***]%) per annum above the Bank of England base rate from time to time from the date upon which such deficit arose to the date upon which the deficit was paid.

6.	Miscellaneous

6.1	Third Party Payments

If, after Completion, Buyer or any of its Affiliates or Licensees enters into any agreement or other arrangement with a Third Party with respect to [***], then the Buyer may credit up to [***] percent ([***]%) of any royalty payments made under such agreement against any Net Sales Payments payable by the Buyer to the Sellers, subject to a maximum deduction under this Paragraph of [***] percent ([***]%) of the Net Sales Payments that would otherwise be payable in any Calendar Year; provided, that Buyer may carry forward any such reductions permitted under this Paragraph 6.1 that are incurred or accrued in a Calendar Year but are not applied against Net Sales Payments due to Sellers in such Calendar Year as a result of the foregoing maximum deduction and apply such amounts against Net Sales Payments due to Sellers in any subsequent Calendar Year until the amount of such reduction has been fully applied against Net Sales Payments due to Sellers. Notwithstanding the foregoing, Buyer may not credit against any Net Sales Payments payable by the Buyer to the Sellers, any payments made to Imperial College or its Affiliates in consideration for a grant of rights to any clinical or pre-clinical data that exists at Completion and is licensed after Completion by any Target Group Company from Imperial College or Imperial College Innovations Limited.

6.2	Currency Conversion

All payments to a party hereunder will be made in United States Dollars. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales or Non-Royalty License Income expressed in currencies other than United States Dollars), Buyer will convert any amount expressed in a foreign currency into United States Dollar equivalents, calculated using its internal method of currency conversion for its regularly prepared financial statements.

6.3	Interest on late payment

If any party defaults in the payment when due of any sum payable under this Schedule 5 the liability of that party shall be increased to include interest on that sum in accordance with Clause 17.2.

6.4	Assumption of Buyer’s Obligations by Assignees

If the Buyer or any of its Affiliates assign, novate, transfer or otherwise dispose of to any third party (“Assignee”) any of the Company IP Rights or any of their rights to manufacture and Commercialize any Company Product or Company Peptide, whether by a direct disposal of assets or by a disposal of the Company or other owner of the Company IP Rights, (“Assignment”) during the period between Completion and the end of the Net Sales Term, the Buyer or its Affiliates, as applicable, will make it a condition of any such Assignment that:

(a)	either:

(i)

the Assignee enters into a binding legal contract, directly enforceable by the Sellers against the Assignee instead of the Buyer (either as a party to such contract or pursuant to express third party rights granted to the Sellers under such contract), pursuant to which the Assignee agrees to pay the Milestone Payments, Net Sales Payments and Net Receipts Payments due to the Sellers under this Agreement in respect of the relevant Company Products (“Payment Obligations”) and to comply with the other obligations of the Buyer under this Schedule in full in respect of those Company Products; or

(ii)

the Assignee assumes and becomes liable for the Payment Obligations and the other obligations of the Buyer under this Schedule in full, such that on Assignment they become directly enforceable by the Sellers against the Assignee, whether by the operation of law or contract, for such obligations of the Buyer under this Schedule, including (but not limited to) upon a merger, consolidation or other business combination transaction of the Buyer with or into a third party; and

(b)

at the time of such Assignment the Assignee is not listed on the UK’s consolidated list of persons subject to financial sanctions maintained by HM Treasury, or the U.S. list of Specially Designated Nationals and Blocked Persons and/or any other list of restricted parties maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

Exhibit A: Worked Milestone Examples

Product development assumption	Milestones achieved	Payments due

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***] [***] (provided not more than 15 years after completion) [***]	[***]

[***]	[***] [***] (provided not more than 15 years after completion) [***]	[***]

[***]	[***] (provided not more than 15 years after completion)	[***]

[***]	[***]	[***]

SCHEDULE 6

COMPLETION STATEMENT

Part A

Left Deliberately Blank

Part B

Preparation of the Completion Statement

[***]

IN WITNESS of which this Agreement has been executed and delivered as a deed on the date that first appears on page 1 above.

EXECUTED and DELIVERED as a DEED by METSERA, INC. acting by:	) ) ) )

Name:
Title:

EXECUTED and DELIVERED as a DEED by [SELLER’S NAME] in the presence of:	) )

Signature of witness

Name

Address

Occupation